                                                                    Exhibit 10.1

                                 EXECUTION COPY








              AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT




                       THE CIT GROUP/BUSINESS CREDIT, INC.

                          (AS LENDER AND LENDERS AGENT)


                                       AND


                             DEVLIEG-BULLARD, INC.,

                                   (BORROWER)






                             DATED: JANUARY 17, 1997

                                TABLE OF CONTENTS

                                                                            Page
SECTION 1.        Definitions...............................................  1

SECTION 2.        Conditions Precedent...................................... 21

SECTION 3.        Revolving Loans........................................... 24

SECTION 4.        Term Loans................................................ 29

SECTION 5.        Letters of Credit......................................... 32

SECTION 6.        Collateral................................................ 35

SECTION 7.        Representations and Warranties............................ 39

SECTION 8.        Certain Covenants......................................... 49

SECTION 9.        Interest, Fees, Expenses and
                  Assignments............................................... 61

SECTION 10.       Powers.................................................... 70

SECTION 11.       Events of Default and Remedies............................ 71

SECTION 12.       Termination............................................... 76

SECTION 13.       Indemnification........................................... 77

SECTION 14.       Miscellaneous............................................. 78

SECTION 15.       Agency.................................................... 82



EXHIBITS


Exhibit A1 - Form of Term Loan I Promissory Note
Exhibit A2 - Form of Term Loan II Promissory Note
Exhibit A3 - Form of Term Loan III Promissory Note
Exhibit A4 - Form of Term Loan IV Promissory Note
Exhibit A5 - Form of Revolving Loans Promissory Note

Exhibit B - Form of Opinion of Bass Berry & Sims
Exhibit C - Form of Mortgage
Exhibit D - Assignment of Key Man Life Insurance
Exhibit E - Form of Weekly Availability Report
Exhibit F - Form of Assignment and Transfer Agreement

SCHEDULES

Schedule 1(a) - Real Estate
Schedule 1(b) - Permitted Encumbrances
Schedule 1(c) - Permitted Indebtedness
Schedule 1(d) - Shawmut Letters of Credit
Schedule 3.5  - Bank Accounts
Schedule 7.1  - Corporate Existence
Schedule 7.4  - Required Consents
Schedule 7.6  - Litigation
Schedule 7.10 - Subordinated Debt
Schedule 7.14 - Possession of Patents
Schedule 7.15 - Broker's or Finder's Commissions
Schedule 7.18 - ERISA

     THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter "CITBC") with offices located at 1211 Avenue of the Americas, New York, New York 10036, is pleased to confirm the terms and conditions under which CITBC shall make term loans and revolving loans, advances and other financial accommodations to DeVlieg-Bullard, Inc., a Delaware corporation (as successor of a merger of The National Acme Company with and into DeVlieg-Bullard, Inc.) (herein the "Borrower").

     AMENDED AND RESTATED. Reference is made to the Financing and Security Agreement dated October 23, 1995 between CITBC and Borrower, as amended by the First Amendment dated April 12, 1996 ("Original Financing Agreement"). CITBC and Borrower agree that to the extent this Amended and Restated Financing and Security Agreement amends the Original Financing Agreement the Original Financing Agreements is amended and to the extent this Amended and Restated Financing and Security Agreement restates the Original Security Agreement the Original Financing Agreement is restated.


     SECTION 1. DEFINITIONS

     ACCOUNTS shall mean all of the Borrower's now existing and future: (a) accounts receivable (whether or not specifically listed on schedules furnished to Lenders Agent), and any and all instruments, documents, contract rights, chattel paper, general intangibles relating to such accounts receivable, including, without limitation, all accounts created by or arising from all of the Borrower's sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of the Borrower's trade names or styles, or through any of the Borrower's divisions;
(b) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising thereunder; (e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and non-cash proceeds of any and all the foregoing.

     ACCOUNTS (MATTISON) shall mean all of the Accounts purchased by DeVlieg from Mattison pursuant to the Asset Purchase Agreement (Mattison).

     ACQUISITION (MATTISON) shall mean the acquisition by DeVlieg of certain assets of Mattison from Mattison under and pursuant to the Asset Purchase Agreement (Mattison).

     ACQUISITION (NATIONAL ACME) shall mean the acquisition by DeVlieg of all of the issued and outstanding capital stock of National Acme from Seller (National
Acme) under or pursuant to the Stock Purchase Agreement.

     ASSET PURCHASE AGREEMENT (MATTISON) shall mean the Asset Purchase Agreement dated December 18, 1996 between Mattison and DeVlieg.

     ASSIGNMENT AND TRANSFER AGREEMENT shall mean an Assignment and Transfer Agreement substantially in the form of Exhibit F hereto, pursuant to which a Lender assigns and a Transferee assumes rights and obligations in accordance with Section 9, paragraph 17(b) of this Financing Agreement.

     ASSIGNMENT OF CLAIMS ACT shall mean 31 United States Code Annotated Section 3727 and all amendments and supplements thereto and all rules and regulations promulgated thereunder.

     ASSIGNMENT OF KEY MAN LIFE INSURANCE POLICY shall mean the assignment of Key Man Life Insurance Policy delivered pursuant to Section 11, paragraph i of the Original Financing Agreement as the same may be amended or modified from time to time.

     AVAILABILITY shall mean at any time the excess, as determined by Lenders Agent based upon the most recently delivered Weekly Availability Report of (A) the sum of a) Eligible Accounts Receivable multiplied by the percentage provided for in clause (b)(i) of the third sentence of

Section 3(1)(a) of this Financing Agreement plus b) Eligible Inventory multiplied by the percentage provided for in clause (b)(ii) of the third sentence of Section 3(1)(a) of this Financing Agreement but not to exceed the limitation set forth therein, over (B) the sum of y) the outstanding aggregate amount of all Revolving Loans of the Borrower plus z) the maximum amount drawable under the Letters of Credit of the Borrower and the maximum amount guaranteed under the guaranties of CITBC issued pursuant to the Letter of Guaranty Agreement.

     BALANCE SHEET shall mean a balance sheet for the Borrower prepared in accordance with GAAP.

     BANKRUPTCY COURT ORDER (MATTISON) means the Order Confirming Sale entered by Hon. Richard N. DeGunther December 20, 1996 in the matter of: Mattison Technologies, Inc. FEIN #36-3456643 (Case No. 96B51545).

     CAPITAL EXPENDITURES shall mean, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period that in conformity with GAAP are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Borrower and its Subsidiaries.

     CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Borrower.

     CHASE BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

     CODE shall mean the Internal Revenue Code of 1986, as amended.

     COLLATERAL shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate and all other personal property of the Borrower and any other collateral delivered to Lenders

Agent or any Lenders pursuant to any collateral agreement, including, without limitation, this Financing Agreement, the Assignment of Key Man Life Insurance Policy, the Patent Security Agreement, the Trademark Security Agreement, and any other security agreement, if any, requested pursuant to Section 8 paragraph 1 of this Financing Agreement.

     COLLATERAL MANAGEMENT FEE shall mean (a) during the period from the First Closing Date to the Second Closing Date, the sum of $50,000 per year for each year this Financing Agreement is in effect and (b) during the period on and after the Second Closing Date the sum of $60,000 per year for each year this Financing Agreement is in effect, and such fee shall be paid to Lenders Agent in accordance with Section 9, paragraph 13 hereof to offset the expenses and costs of Lenders Agent in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

     COLLECTION ACCOUNTS shall mean the Collection Accounts described in
Section 3, paragraph 5 of this Financing Agreement.

     COLLECTION BANK(S) shall mean the Collection Bank(s) described in
Section 3, paragraph 5 of this Financing Agreement.

     CONSOLIDATED CURRENT ASSETS shall mean those assets of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, which in accordance with GAAP, are classified as "current".

     CONSOLIDATED CURRENT LIABILITIES shall mean those liabilities of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, which in accordance with GAAP, are classified as "current"; provided, however, that notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered "current liabilities".

     CONSOLIDATED EBITDA shall mean, in any period, all earnings of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, before all interest, tax obligations, depreciation and amortization of intangibles, of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, for said period, determined in accordance with GAAP.

     CONSOLIDATED FIXED CHARGE COVERAGE RATIO shall mean, for any period, a ratio determined as of the relevant calculation date by dividing (a) Consolidated EBITDA by (b) the sum for such period of (i) Consolidated Interest Expense (other than any such Expenses incurred under the Seller Note (Mattison)), plus (ii) payments made on the Term Loans (other than Term Loan
III) pursuant to Section 4 of this Financing Agreement, plus (iii) Capital Expenditures, plus (iv) income taxes of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

     CONSOLIDATED INTEREST COVERAGE RATIO shall mean a ratio determined as of the relevant calculation date by dividing Consolidated EBITDA by Consolidated Interest Expense for the relevant period.

     CONSOLIDATED INTEREST EXPENSE shall mean total consolidated interest obligations of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, determined in accordance with GAAP and in a manner consistent with the latest audited statements of the Borrower but exclusive of amortization of debt discount.

     CONSOLIDATED NET WORTH shall mean, with respect to the Borrower and its Consolidated Subsidiaries, assets in excess of liabilities, and determined in accordance with GAAP, in a manner consistent with the latest audited financial statements of the Borrower and its Consolidated Subsidiaries.

     CONSOLIDATED SUBSIDIARIES shall mean all subsidiaries of the Borrower that should be included in the Borrower's consolidated financial statements, all as determined in accordance with GAAP.

     CONSOLIDATED TOTAL LIABILITIES shall mean total liabilities of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

     CUSTOMARILY PERMITTED LIENS shall mean:

          (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $500,000 in the aggregate at any one time;

          (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; and

          (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate and which are listed in Schedule B of the title insurance policy delivered to CITBC herewith and previously approved by Required Lenders or its special counsel.

     DEFAULT shall mean any event specified in Section 11 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

     DEFAULT RATE OF INTEREST shall mean a rate of interest per annum equal to the sum of: a) four percent

(4%) and b) the Chase Bank Rate, which each Lender shall be entitled to charge the Borrower on all Obligations due each Lender by the Borrower to the extent provided in Section 9, paragraph 2 of this Financing Agreement.

     DEVLIEG means DeVlieg-Bullard, Inc., a Delaware corporation.

     DOCUMENTS OF TITLE shall mean all present and future warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and inventory relating thereto and all cash and non-cash proceeds of the foregoing.

     DOLLAR(S) and the sign "$" means lawful money of the United States of America.

     EARLY TERMINATION DATE shall mean the date on which the Borrower terminates this Financing Agreement or the Revolving Line of Credit if such date is prior to the Final Maturity Date.

     EARLY TERMINATION FEE shall: i) mean the fee the Lenders are entitled to charge the Borrower in the event the Borrower terminates the Revolving Line of Credit or this Financing Agreement on a date prior to the Final Maturity Date; and ii) be an amount equal to (x) $400,000 if the Early Termination Date is a date after the Second Closing Date but prior to the first anniversary of the Second Closing Date; (y) $300,000 if the Early Termination Date is a date on or after the first anniversary of the Second Closing Date but prior to the second anniversary of the Second Closing Date; and (z) $200,000 if the Early Termination Date is a date on or after the second anniversary of the Second Closing Date.

     ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of the Borrower's accounts receivable that conform to the warranties contained herein and at all times continue to be acceptable to Required Lenders in the exercise of their reasonable business judgment, less, without duplication, the sum of a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and b) reserves for: i) sales to the United

States of America or to any agency, department or division thereof except where assignment of all resulting accounts receivable or to become due under a particular contract is made by the Borrower to Lenders Agent and Required Lenders are satisfied that all requirements for compliance with the Assignment of Claims Act and/or other applicable statutes, rules or regulations have been fulfilled, provided that the aggregate amount of accounts receivable described in this exception which shall be permitted to constitute Eligible Accounts Receivable shall not exceed at any one time $1,000,000; ii) foreign sales other than sales x) secured by stand-by letters of credit (in form and substance satisfactory to Required Lenders) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or y) to customers residing in Canada provided such sales otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and such sales do not exceed $2,000,000 in the aggregate at any one time; iii) accounts that remain unpaid more than ninety
(90) days from invoice date; iv) contras; v) sales to any subsidiary, or to any company affiliated with the Borrower in any way; vi) bill and hold (deferred shipment) or consignment sales; vii) sales to any customer which is a) insolvent, b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or d) financially unacceptable to Required Lenders or has a credit rating unacceptable to the Required Lenders;
viii) all sales to any customer if fifty percent (50%) or more of either x) all outstanding invoices or y) the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date; ix) any other reasons deemed necessary by Required Lenders in their reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Required Lenders; and x) an amount representing, historically, returns, discounts, claims, credits and allowances. Notwithstanding the foregoing, none of the Accounts (Mattison) will be covered by or included in this definition of "Eligible Accounts Receivable".

     ELIGIBLE INVENTORY shall mean the gross amount of the Borrower's inventory that conforms to the warranties contained herein and which at all times continue to be acceptable to the Required Lenders in the exercise of their reasonable business judgment less any work-in-process, supplies (other than raw material), goods not present in the United States of America, goods returned or rejected by the Borrower's customers other than goods that are undamaged and resalable in the normal course of business, goods to be returned to the Borrower's suppliers, goods in transit to third parties (other than the Borrower's agents or warehouses) and less any reserves required by Required Lenders in their reasonable discretion for special order goods, market value declines and bill and hold (deferred shipment) or consignment sales. Notwithstanding the foregoing, until February 28, 1997, Eligible Inventory shall include work-in-process to the extent of the lesser of (1) ten percent (10%) of work-in-process, and (2) $1,000,000. Eligible Inventory shall be valued at the lower of cost or market on a first in first out basis.

     EMPLOYEE BENEFIT PLAN shall mean any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in section 3(3) of ERISA, maintained by the Borrower or any ERISA Affiliate with respect to which the Borrower or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

     EQUIPMENT shall mean all present and hereafter acquired machinery, equipment, furnishings and fixtures owned by the Borrower, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

     ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

     ERISA AFFILIATE shall mean, with respect to the Borrower, any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or
(o) of the Code.

     EUROCURRENCY RESERVE REQUIREMENTS shall mean, for any day as applied to a Revolving Loan or any Term Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect with respect to The Chase Manhattan Bank on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by The Chase Manhattan Bank.

     EUROCURRENCY BASE RATE shall mean, with respect to the LIBOR Rate Period, the rate per annum at which The Chase Manhattan Bank is offered Dollar deposits two business days prior to the beginning of such LIBOR Rate Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of The Chase Manhattan Bank are customarily conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such LIBOR Rate Period for the number of days comprised therein and in an amount comparable to the amount of the Revolving Loan or any Term Loan to which such LIBOR Rate Period applies.

     EVENT(S) OF DEFAULT shall have the meaning provided for in Section 11 of this Financing Agreement.

     EXECUTIVE OFFICERS shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Borrower.

     EXCESS CASH FLOW shall mean, for any fiscal year, (a) net income plus (i) amortization, plus (ii) depreciation expense, plus (iii) interest expense, each to the extent deducted in computing net income, (less, to the extent included in calculating EBITDA, gains realized on the sale of assets other than Inventory in the normal course of business, and plus, to the extent deducted in calculating EBITDA, losses realized on the sale of assets other than Inventory in the normal course of business), plus (iv) any decrease during such period in the aggregate of all items constituting working capital other than cash, less (b) (i) interest expense paid in cash, (ii) principal payments (other than Mandatory Prepayments in accordance with paragraphs 1(c) and (d) of Section 3 hereof, and paragraph 13 of Section 4 hereof) on Indebtedness paid in cash, (iii) Capital Expenditures (if permitted hereunder) paid in cash and (iv) any increase during such period in the aggregate of all items constituting working capital other than cash. Excess Cash Flow will exclude an amount equal to any decrease in working capital resulting from the payment of Obligations with proceeds of sales of assets (other than Inventory in the normal course of business) to the extent not otherwise deducted pursuant to clause (b) (ii) of the preceding sentence.

     FINAL MATURITY DATE shall mean October 31, 2000.

     FINANCING AGREEMENT shall mean this Amended and Restated Financing and Security Agreement as further amended supplemented or modified from time to time.

     FIRST CLOSING DATE shall mean October 23, 1995.

     GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

     GENERAL INTANGIBLES shall mean the Borrower's general intangibles with such term having the meaning set forth in the Uniform Commercial Code as in effect in the State of New York and shall include, without limitation, all present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), patents, licenses, engineers' drawings, customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof.

     HAZARDOUS SUBSTANCES shall have the meaning set forth in Section 7, paragraph 19(b) of this Financing Agreement.

     INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than Inventory, (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized, (c) obligations as guarantor or in any like capacity under any arrangement with respect to liabilities for borrowed money or pursuant to take or pay contracts, or (d) any other obligations (other than deferred taxes) which are required by generally accepted accounting principles to be shown as liabilities on a balance sheet and which are payable or remain unpaid more than one year from the date of determination thereof.

     INSOLVENCY shall mean, at any particular time, a Multiemployer Plan which is insolvent within the meaning of section 4245 of ERISA.

     INTERCREDITOR AGREEMENT shall mean the intercreditor agreement dated October 23, 1995, among the Borrower, the Subordinating Creditors and CITBC pursuant to which the Subordinated Debt is subordinated to the prior payment and satisfaction of the Borrower's Obligations to CITBC, as amended pursuant to the First Amendment to Intercreditor Agreement dated January 17, 1997 among the Borrower, the Subordinating Creditors and Lenders Agent, as the same may be further amended or modified from time to time.

     INVENTORY shall mean all of the Borrower's present and hereafter acquired merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production -- from raw materials through work-in-process to finished goods -- and all proceeds thereof of whatever sort.

     ISSUING BANK shall mean any Bank issuing a Letter of Credit for the Borrower.

     KEY MAN LIFE INSURANCE POLICY shall mean an insurance policy maintained by the Borrower insuring the life of Mr. William O. Thomas and providing for a payment of at least Two Million Dollars ($2,000,000) upon Mr. Thomas' death.

     KOCHENASH LITIGATION shall mean the litigation entitled Kochenash v. Stanwich Oil & Gas.

     LENDER shall mean CITBC and any Transferee hereunder.

     LENDERS AGENT shall mean CITBC, or any successor thereof, acting as Agent for the Lender(s) pursuant to this Financing Agreement.

     LETTER OF CREDIT OR LETTERS OF CREDIT shall mean all letters of credit issued with the assistance of CITBC by any Issuing Bank for or on behalf of the Borrower.

     LETTER OF CREDIT GUARANTIES shall mean both the guaranties delivered by CITBC to any Issuing Bank, providing the guaranty of the obligations of the Borrower to such Issuing Bank under the related letter of credit application or reimbursement agreement (or other similar document) between such Issuing Bank and the Borrower and the execution by CITBC as a co-applicant of a letter of credit application or reimbursement agreement (or other similar agreement) with the Borrower for delivery to an Issuing Bank with regard to a Letter of Credit.

     LETTER OF GUARANTY AGREEMENT shall mean the letter of guaranty agreement dated January 11, 1996 between the Borrower and CITBC.

     LETTER OF CREDIT GUARANTY FEE shall mean the fee CITBC may charge the Borrower under Section 9, paragraph 15 of this Financing Agreement for i) issuing the Letter of Credit Guaranty, or ii) otherwise aiding the Borrower in obtaining Letters of Credit.

     LIBOR RATE shall mean, with respect to any LIBOR Rate Period pertaining to the Revolving Loans or any of the Term Loans, the rate per annum (rounded upwards to the next higher 1/16th of one percent) equal to the following:

                             Eurocurrency Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

     LIBOR RATE PERIOD shall mean with respect to each Revolving Loan or any Term Loan whereby the Borrower has elected a LIBOR Rate:

          (a) initially, the period commencing on the First Closing Date or the date as selected by the Borrower pursuant to the Notice of Revolving Borrowing or pursuant to Section 9, paragraphs 1, 2, or 3 of this Financing Agreement, as the case may be, and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Notice of Revolving Borrowing as provided herein; and

          (b) thereafter, each period commencing on the last day of the next preceding LIBOR Rate Period applicable to such LIBOR loan or advance and ending one, two, three or six months thereafter, as selected by the Borrower;

provided, however, that all of the foregoing provisions relating to LIBOR Rate Periods are subject to the following:

          (i) if any LIBOR Rate Period pertaining to a LIBOR loan or advance would otherwise end on a day which is not a business day, such LIBOR Rate Period shall be extended to the next succeeding business day unless the result of such extension would be to carry such LIBOR Rate Period into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding business day;

          (ii) any LIBOR Rate Period pertaining to a LIBOR loan or advance that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last business day of the calendar month at the end of such LIBOR Rate Period;

          (iii) no LIBOR Rate Period selected in respect of any loan or advance shall end after the Final Maturity Date;

          (iv) the Borrower shall select LIBOR Rate Periods so as not to have more than ten (10) different LIBOR Rate Periods outstanding at any one time; and

          (v) the Borrower shall select LIBOR Rate Periods such that, on each date that a mandatory scheduled principal payment is required to be made pursuant to this Financing Agreement, the outstanding principal amount of the portion of such Term Loan bearing interest at the Chase Bank Rate, when added to the aggregate principal amount of the portion of such Term Loan bearing interest at a LIBOR Rate the applicable LIBOR Rate Period of which shall end on such date, shall equal or exceed the aggregate principal amount of such Term Loan required to be paid on such date pursuant to
     Section 4, of this Financing Agreement.

     LINE OF CREDIT FEE shall: (i) mean the fee due the Lenders at the end of each month for the Revolving Line of Credit, and (ii) be determined by multiplying the difference between (A) the Revolving Line of Credit and (B) the average daily Revolving Loans of the Borrower for said month, by one-quarter of one percent (0.25%) per annum for the number of days in said month.

     LIBOR RATE ELECTION FEE shall mean the fee payable to Lenders Agent in accordance with, and pursuant to, the provisions of Section 9, paragraph 14 of this Financing Agreement.

     LOAN DOCUMENTS shall mean each of this Financing Agreement, the Revolving Loans Promissory Note, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note, the Mortgages, the Intercreditor Agreement, the Letters of Credit, the Assignment of Key Man Life Insurance Policy, the Trademark Security Agreement, the Patent Security Agreement, and any other security agreement, if any, requested pursuant to Section 8 paragraph 1 of this Financing Agreement.

     MANDATORY PREPAYMENT shall mean (i)the amount by which the Borrower must prepay the Revolving Loans immediately upon demand as provided in Section 3, paragraph

1(c) or (d) of this Financing Agreement or (ii) the amount by which the Borrower must prepay the Term Loan II pursuant to Section 4, paragraph 5 of this Financing Agreement, or (iii) the amount by which the Borrower must prepay the Term Loan III pursuant to Section 4, paragraph 8 of this Financing Agreement, or any or all of the foregoing, all as the context may require.

     MATTISON means Mattison Technologies, Inc.

     MONTHLY DATE means the last business day of each month.

     MORTGAGE shall mean each of the mortgages, or deeds of trust, deeds to secure debt or other similar documents, as the case may be, substantially in the form of Exhibit C (with any changes to such form as may be necessary to obtain first (or other contemplated priority) liens on the Real Estate described on
Schedule 1(a) and comply with applicable state law requirements) executed or to be executed by the Borrower or any subsidiary of the foregoing, as the case may be, to CITBC or Lenders Agent, at any time and in connection with this Financing Agreement, as the same may be amended, supplemented or otherwise modified from time to time; collectively, "Mortgages."

     MULTIEMPLOYER PLAN shall mean a plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

     NATIONAL ACME means The National Acme Company, an Ohio corporation.

     NOTICE OF REVOLVING BORROWING shall mean the notice described in Section 3, paragraph 1(b) of this Financing Agreement.

     OBLIGATIONS shall mean all loans and advances made or to be made by CITBC or any other Lender to the Borrower or to others for the Borrower's account; any and all indebtedness and obligations which may at any time be owing by the Borrower to Lenders Agent or CITBC or any other Lender howsoever arising, whether now in existence or incurred by the Borrower from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Borrower's assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrower is liable to Lenders Agent or CITBC or any other Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to Lenders Agent or CITBC or any other Lender by the Borrower under this Financing Agreement or under any other agreement or arrangement now or hereafter entered into between the Borrower and Lenders Agent or CITBC or such other Lender; indebtedness or obligations incurred by, or imposed on, Lenders Agent or CITBC or any other Lender as a result of environmental claims (other than as a result of actions of CITBC or such other Lender, as the case may be) arising out of the Borrower's operation, premises or waste disposal practices or sites; the Borrower's liability to Lenders Agent or CITBC or any other Lender as maker or endorser on any promissory note or other instrument for the payment of money; the Borrower's liability to Lenders Agent or CITBC or any other Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which Lenders Agent or CITBC or such other Lender may make or issue to others for the Borrower's account, including any accommodation extended with respect to applications for Letters of Credit entered into in connection with this Financing Agreement, the Lenders Agents or CITBC's or any other Lender's acceptance of drafts or the Lenders Agents or CITBC's or any other Lender's endorsement of notes or other instruments for the Borrower's account and benefit.

     OFFICER'S CERTIFICATE shall mean a certificate signed in the name of the Borrower by one of its Executive Officers.

     OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

     ORIGINAL FINANCING AGREEMENT shall have the meaning set forth in the preamble to this Financing Agreement.

     OUT-OF-POCKET EXPENSES shall mean all of the Lenders Agent's or CITBC's present and future expenses incurred in connection with the preparation and execution of and closing under this Financing Agreement and amendments, supplements and modifications of or waivers of any condition of, this Financing Agreement, the enforcement of any rights of Lenders Agent, CITBC or any other Lender under this Financing Agreement and all other documents entered into in connection with this Financing Agreement, the perfection and maintenance of liens and security interests in favor of Lenders Agent, CITBC or any other Lender pursuant to this Financing Agreement, the cost of record searches, all costs and expenses incurred by Lenders Agent or CITBC in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on Lenders Agent or CITBC due to "insufficient funds" of deposited checks and Lenders Agent or CITBC's, as the case may be, standard fee relating thereto, any amounts paid by Lenders Agent or CITBC, as the case may be, incurred by or charged to Lenders Agent or CITBC by the Issuing Bank under any Letter of Credit Guaranty or any of the Borrower's reimbursement agreements, application for letter of credit or other like document which pertain either directly or indirectly to such Letter of Credit, special counsel fees, local counsel fees, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording mortgages/deeds of trust against the Real Estate and all expenses, costs and fees set forth in Section 9, paragraph 3, of this Financing Agreement, and all expenses of each Lender incurred by such Lender (including reasonable counsel fees) in connection with the enforcement of any rights of such Lender under this Financing Agreement and all other documents entered into in connection with this Financing Agreement.

     PATENT SECURITY AGREEMENT shall mean the patent security agreement delivered pursuant to Section 2, paragraph i of the Original Financing Agreement as the same may be amended or modified from time to time.

     PBGC shall mean Pension Benefit Guaranty Corporation.

     PENSION PLAN shall mean any Employee Benefit Plan which is a "pension plan" within the meaning of Section 3(2) of ERISA.

     PERMITTED ENCUMBRANCES shall mean: (i) liens described on Schedule 1(b) hereto existing on the First Closing Date, and liens expressly permitted, or consented to, by Required Lenders in writing; (ii) Purchase Money Liens; (iii) Customarily Permitted Liens; iv) liens granted Lenders Agent, CITBC or any other Lender by the Borrower; (v) liens of judgment creditors provided such liens do not exceed, in the aggregate for the Borrower, at any time, $100,000 (other than liens bonded or insured to the reasonable satisfaction of Required Lenders);
(vi) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings and which liens are not (x) senior to the liens of Lenders Agent, CITBC or any other Lender or (y) for taxes due the United States of America; and (vii) liens on the Accounts (Mattison) securing Borrower's obligations under the Seller Note (Mattison).

     PERMITTED INDEBTEDNESS shall mean: (i) Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (ii) Indebtedness secured by the Purchase Money Liens; (iii) Indebtedness of the Borrower which is subordinated to the prior payment and satisfaction of the Borrower's Obligations to Lenders Agent, CITBC and the Other Lenders by means of the Intercreditor Agreement; (iv) Indebtedness arising under this Financing Agreement; (v) deferred taxes and other expenses incurred in the ordinary course of business; (vi) other Indebtedness existing on the First Closing Date and listed in Schedule 1(c);
(vii) Capital Leases, provided the amount thereof shall not exceed $5,000,000 in the aggregate outstanding at any one time; and (viii) Indebtedness of the Borrower under the Seller Note (Mattison).

     PERSON shall mean and include an individual, a corporation, an association, a partnership, a trust estate, a government or any department or agency thereof.

     PROCEEDS shall mean "proceeds", as such term is defined in the UCC and, to the extent not included in such definition, shall include, without limitation,
(a) any and all proceeds of any insurance, indemnity, warranty, guaranty or letter of credit payable to the Borrower, from time to time with respect to any of the Collateral, (b) all payments

(in any form whatsoever) paid or payable to the Borrower from time to time in connection with any taking of all or any part of the Collateral by any governmental authority or any Person acting under color of governmental authority, (c) all judgments in favor of the Borrower in respect of the Collateral and (d) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the Collateral.

     PURCHASE MONEY LIENS shall mean liens on any item of equipment acquired after the date of this Financing Agreement; provided, however, that (i) each such lien shall attach only to the property to be acquired, (ii) a description of the property so acquired is furnished to Lender's Agent, and (iii) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $500,000 in any fiscal year.

     REAL ESTATE shall mean all of the Borrower's fee and/or leasehold interests in the real property which has been, or will be, encumbered, mortgaged, pledged or assigned to Lenders Agent, CITBC or any other Lender or its designee.

     REMAINING LIBOR RATE PERIOD shall mean: (i) in the event that the Borrower shall fail for any reason to borrow after they shall have notified Lenders Agent of their intent to do so pursuant to Section 3, paragraph 1, of this Financing Agreement, whereby it shall have requested a loan or advance governed by the LIBOR Rate pursuant to the terms hereof, a period equal to the LIBOR Rate Period that the Borrower elected in respect of such loan or advance, or (ii) in the event that a loan or advance governed by the LIBOR Rate shall terminate for any reason prior to the last day of the LIBOR Rate Period applicable thereto, a period equal to the remaining portion of such LIBOR Rate Period if such LIBOR Rate Period had not been so terminated; and (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a loan or advance governed by the LIBOR Rate prior to the last day of the LIBOR Rate Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such LIBOR Rate Period.

     REORGANIZATION shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization under section 4241 of ERISA.

     REPORTABLE EVENT shall mean an event described in section 4043 of ERISA or in the regulations thereunder.

     REQUIRED LENDERS shall mean at any time the Lenders holding at least 51% of the then aggregate unpaid principal amount of the Revolving Credit Loans and the Term Loans taken together or, if no Revolving Credit Loans or Term Loans are then outstanding, the Lenders having at least 51% of the aggregate of the Revolving Line of Credit. In calculating the outstanding Revolving Credit Loans, the Term Loans and the Revolving Line of Credit of each Lender for purposes of this definition of "Required Lenders", (1) each Lender (other than CITBC) shall be deemed to have a portion of the total Letter of Credit Guaranties equal to that Lender's Share of the total Letter of Credit Guaranties and CITBC shall be deemed to have a portion of the total Letter of Credit Guaranties equal to 100% minus the sum of the Shares of the other Lenders.

     REVOLVING LINE OF CREDIT shall mean the commitment of the Lenders to make loans and advances pursuant to Section 3 of this Financing Agreement, to the Borrower in a maximum outstanding principal amount of $30,000,000.

     REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Borrower by the Lenders pursuant to Section 3 of this Financing Agreement, plus any amounts drawn on the Letter of Credit Guaranties.

     REVOLVING LOANS PROMISSORY NOTE shall mean the note, in the form of Exhibit A5 attached hereto, delivered by the Borrower to the applicable Lender to evidence the Revolving Loans pursuant to, and repayable in accordance with, the provisions of Section 3 of this Financing Agreement.

     ROLLING PERIOD shall mean (a) with respect to any fiscal quarter ending on or prior to October 31, 1996, the period commencing with first fiscal quarter commencing November 1, 1995 and ending on the last day of such fiscal quarter, and (b) with respect to a fiscal quarter ending after October 31, 1996, such fiscal quarter and the preceding three fiscal quarters.

     SALE OF MATTISON 1996 MACHINERY AND EQUIPMENT means each and every sale of all or a portion of the machinery and equipment of Mattison purchased by DeVlieg from Mattison pursuant to the Asset Purchase Agreement (Mattison).

     SECOND CLOSING DATE shall mean January 17, 1997.

     SELLER (NATIONAL ACME) shall mean each of Acme-Cleveland Corporation, an Ohio corporation and AC Intermediate Company, an Ohio corporation.

     SELLER NOTE (MATTISON) means the $3,000,000 Promissory Note dated January 17, 1997 made by Borrower and payable to Mattison.

     SHAWMUT LETTERS OF CREDIT shall mean the letters of credit issued by Shawmut Bank N.A. as set forth on Schedule 1(d) to this Financing Agreement.

     SHARE shall mean with respect to each Lender the percentage specified in the applicable Assignment and Transfer Agreement.

     SOLVENT shall mean, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     STOCK PURCHASE AGREEMENT shall mean the stock purchase agreement dated September 7, 1995 between DeVlieg and Seller (National Acme).

     SUBORDINATED DEBT shall mean (1) the debt of the Borrower due the Subordinating Creditors (and the debentures evidencing such debt) pursuant to the Investment Agreement dated May 25, 1994 among Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II, Banc One Capital Partners Corporation, and PNC Capital Corp., as amended by a First Amendment to Investment Agreement dated as of October 23, 1995 and a Second Amendment to Investment Agreement dated April 12, 1996, which has been subordinated pursuant to the Intercreditor Agreement, to the prior payment and satisfaction of the Obligations of the Borrower to the Lenders, (2) such Investment Agreement, as so amended by such First Amendment to Investment Agreement dated as of October 23, 1995, and (3) the Credit Support Agreement dated as of October 23, 1995, between the Borrower and CPS Holdings, Inc.

     SUBORDINATING CREDITORS shall mean Banc One Capital, PNC Capital Corp., John G. Poole and Charles E. Bradley.

     SUBSIDIARY shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

     TERM LOAN I shall mean the term loan in the principal amount of $5,000,000 made by CITBC on the First Closing Date pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN II shall mean the term loan in the principal amount of $3,000,000 made by CITBC on April 12, 1996 pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN III shall mean the term loan in the principal amount of $2,000,000 made by CITBC on the Second Closing Date pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN IV shall mean the term loan in the principal amount of $1,500,000 made by CITBC on the Second Closing Date pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOANS shall mean Term Loan I, Term Loan II, Term Loan III or Term Loan IV, or any or all of the foregoing, all as the context may require.

     TERM LOAN I PROMISSORY NOTE shall mean the note, in the form of Exhibit A1 attached hereto, delivered by the Borrower to CITBC to evidence the Term Loan I pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN II PROMISSORY NOTE shall mean the note, in the form of Exhibit A2 attached hereto, delivered by the Borrower to CITBC to evidence the Term Loan II pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN III PROMISSORY NOTE shall mean the note, in the form of Exhibit A3 attached hereto, delivered by the Borrower to CITBC to evidence the Term Loan III pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

     TERM LOAN IV PROMISSORY NOTE shall mean the note, in the form of Exhibit A4 attached hereto, delivered by the Borrower to CITBC to evidence the Term Loan IV pursuant to and repayable in accordance with, the provisions of Section 4 of the Financing Agreement.

     TERM LOAN NOTES shall mean the Term Loan I Note, Term II Loan Note, Term Loan III Note or Term Loan IV Note, or any or all of the foregoing, all as the context may require.

     TRADEMARK SECURITY AGREEMENT shall mean the trademark security agreement delivered pursuant to Section 2, paragraph (z) of the Original Financing Agreement, as the same may be amended or modified from time to time.

     TRANSFEREE shall have the meaning set forth in Section 9, paragraph 17(b) to this Financing Agreement.

     UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     WATSON BOWMAN JUDGMENT shall mean the judgment, dated February 9, 1996, of the Supreme Court of State of New York, County of Erie in the litigation entitled Watson Bowman Acme Corp. v. DeVlieg-Bullard, Inc.

     WEEKLY AVAILABILITY REPORT shall mean the report in the form of Exhibit E hereto, to be (i) delivered by the Borrower to Lenders Agent on or before the fifth (5th) day of each week, or if such day is not a business day, then the next succeeding business day and (ii) delivered in connection with the delivery of any Notice of Revolving Borrowing and from time to time.

     SECTION 2. CONDITIONS PRECEDENT

     1. CONDITIONS PRECEDENT TO LOANS ON THE SECOND CLOSING DATE. The obligation of CITBC to make loans hereunder on the Second Closing Date is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent:

     (A) CASUALTY INSURANCE - The Borrower shall have delivered to Lenders Agent evidence satisfactory to the Required Lenders that casualty insurance policies listing Lenders Agent as loss payee or mortgagee, as the case may be, are in full force and effect, with respect to all the assets of Mattison purchased by the Borrower pursuant to the Asset Purchase Agreement (Mattison).

     (B) EXAMINATION & VERIFICATION - Required Lenders shall have completed to the satisfaction of Required Lenders an examination and verification of the Accounts, Inventory, books and records of the Borrower, including but not limited to all assets of Mattison purchased by the Borrower pursuant tot he Asset Purchase Agreement (Mattison).

     (C) OPINIONS - The Borrower shall have delivered to Lenders Agent a favorable opinion of Bass Berry & Sims satisfactory to Lenders Agent and their special counsel dated the Second Closing Date substantially in the form and to the effect set forth in Exhibit B hereto.

     (D) BANKRUPTCY COURT ORDER - A certified copy (dated at least 10 days after the entry of the Bankruptcy Court Order (Mattison) of the docket for the Mattison bankruptcy proceeding indicating that the Bankruptcy Court Order (Mattison) has been duly entered into such docket and that there are no motions appealing such Order or requesting a stay of such Order.

     (E) ACQUISITION (MATTISON) - Required Lenders shall be satisfied with the terms of the Bankruptcy Order (Mattison) and the Acquisition (Mattison) shall have been completed in accordance with the terms of such Order. Required Lenders shall be satisfied with the terms and the structure of the Asset Purchase Agreement (Mattison) and the Acquisition (Mattison) and the Acquisition (Mattison) shall have been consummated in accordance with the terms of the Asset Purchase Agreement (Mattison).

     (F) ADDITIONAL DOCUMENTS - The Borrower shall have executed and delivered to Lenders Agent all loan documents necessary to consummate the lending arrangement contemplated between the Borrower and the Lenders.

     (G) INTERCREDITOR AGREEMENT (FIRST AMENDMENT) The Subordinating Creditors shall have executed and delivered to Lenders Agent the First Amendment to the Intercreditor Agreement.

     (H) SUBORDINATED DEBT - The $12,000,000 of Subordinated Debt owed by the Borrower to the Subordinating Creditors shall not be secured by any assets of the Borrower and the other terms and conditions of such Subordinated Debt shall be satisfactory to Required Lenders.

     (I) BOARD RESOLUTION - Lenders Agent shall have received a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of (i) this Financing Agreement and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of such Person as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of such Person as to the incumbency and signature of the officers of such Person executing this Financing Agreement and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

     (J) CORPORATE ORGANIZATION - Lenders Agent shall have received (i) a copy of the Certificate of Incorporation of the Borrower certified by the Secretary of State of its incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of the Borrower certified by the Secretary or Assistant Secretary of the Borrower.

     (K) OFFICER'S CERTIFICATE - Lenders Agent shall have received an executed Officer's Certificate of the Borrower, satisfactory in form and substance to Required Lenders, certifying that (i) the representations and warranties contained herein are true and correct on and as of the Second Closing Date; (ii) the Borrower is in compliance with all of the terms and provisions set forth herein; and (iii) no Default has occurred.

     (L) NO MATERIAL ADVERSE CHANGE - No material adverse change in the financial condition, business, prospects, profits, operations or assets of the Borrower shall have occurred since July 31, 1996.

     (M) APPRAISALS - Lenders Agent shall have received an appraisal on Mattison's Equipment indicating a "forced liquidation" value in a minimum aggregate amount of $1,850,000 which appraisals shall be by an appraiser(s) mutually agreed upon by Required Lenders and the Borrower. The Borrower shall bear the cost of such appraisals.

     (N) DISBURSEMENT AUTHORIZATION - The Borrower shall have delivered to Lenders Agent all information necessary for Lenders Agent to issue wire transfer instructions on behalf of the Borrower for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to Lenders Agent.

     (O) FEES AND EXPENSES - On the Second Closing Date, the Borrower shall have reimbursed Lenders Agent and CITBC for all Out-of-Pocket Expenses for which a request for payment shall have been made at or prior to the Second Closing Date and shall have paid the Collateral Management Fee due at Closing and the Loan Facility Fee.

     (P) THE NOTES - CITBC shall have received Revolving Loans Promissory Note and Term Loan I Promissory Note, Term Loan II Promissory Note, Term Loan III Promissory Note and Term Loan IV Promissory payable to it and each duly executed and delivered by the Borrower with all blanks appropriately filled in.

     (Q) PROJECTIONS - Lenders Agent shall have received financial projections from the Borrower in form and substance satisfactory to Required Lenders.

     (R) PROCEEDINGS - On or prior to the Second Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby, and all documents incident thereto shall be satisfactory in form and substance to Required Lenders, and Required Lenders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

Upon the execution of this Financing Agreement and the disbursement of loans hereunder on the Second Closing Date, all of the above Conditions Precedent shall have been deemed satisfied except as the Borrower and CITBC shall otherwise agree herein or in a separate writing.

     2. CONDITIONS PRECEDENT TO EACH REVOLVING LOAN. The obligations of each Lender to make each Revolving Loan hereunder shall be subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loan, the following further conditions precedent:

     (A) REPRESENTATIONS AND WARRANTIES. All the representations and warranties contained in this Financing Agreement and in each other agreement entered into in connection herewith shall be true and correct in all material respects on and as of the date of providing such Revolving Loan as though made on and as of such date, except representations and warranties made with respect to a specified earlier date in which case such representation and warranty shall be correct on and as of such specified earlier date.

     (B) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing, or could result from providing such Revolving Loan.

     (C) ADDITIONAL DOCUMENTS. Upon the request of any Lender, the Borrower shall have executed and delivered to Lenders Agent an Officer's Certificate of the Borrower stating that the conditions set forth in this Section 2, paragraphs 2(a) and 2(b) hereof have been satisfied as of the date of the requested Revolving Loan.

     (D) DEEMED REPRESENTATION. Each delivery of a Notice of Revolving Borrowing by the Borrower requesting a Revolving Loan shall constitute a representation and warranty that the statements contained in this Section 2, paragraph 2(a) hereof are true and correct both on the date of such delivery of the Notice of Revolving Borrowing and, unless the Borrower otherwise notifies Lenders Agent prior to the receipt of such Revolving Loan, as of the date of the providing of such Revolving Loan.

     SECTION 3. REVOLVING LOANS

     1. (A) The Lenders agrees, subject to the terms and conditions of this Financing Agreement from time to time from the First Closing Date to October 31, 2000, and within x) the Availability and y) the Revolving Line of Credit to make loans and advances to the Borrower on a revolving basis (i.e., subject to the limitations set forth herein, the Borrower may borrow, repay and re-borrow Revolving Loans). The Borrower hereby agrees to execute and deliver to each Lender a Revolving Loans Promissory Note, in the form of Exhibit A4 hereto, to evidence the Revolving Loans to be extended by such Lender. Such loans and advances shall be in amounts up to the lesser of (a) $30,000,000 less the aggregate face amount of all outstanding Letter of Credit Guaranties or (b) the sum of the following less the aggregate face amount of all outstanding Letter of Credit Guaranties (i) eighty-five percent (85%) of the outstanding Eligible Accounts Receivable of the Borrower, plus (ii) fifty percent (50%) of the aggregate value of Eligible Inventory of the Borrower; provided, however, that the amount calculated pursuant to clause (ii) shall not exceed $20,000,000 at any time.

     (B) All requests for loans and advances must be made pursuant to a Notice of Revolving Borrowing delivered by the Borrower and received by an officer of Lenders Agent no later than 1:00 p.m., New York time, of the day on which such loans and advances are required; provided, however, any Lender shall have the right to request and receive from the Borrower a Weekly Availability Report at any time, including, without limitation, upon receipt from the Borrower of a Notice of Revolving Borrowing. The Notice of Revolving Borrowing shall specify:
(1) the proposed date of funding (which shall be a business day); (2) the amount of Revolving Loans requested; (3) the interest rate to be applied, and if the Borrower shall have elected the LIBOR Rate for all or any portion of such Revolving Loan (such Revolving Loan or portion to be in a minimum amount of $1,000,000), the LIBOR Rate Periods; (4) whether or not a Default has occurred and is continuing; and (5) that no Event of Default has occurred and is continuing. In lieu of delivering the above described Notice of Revolving Borrowing, the Borrower may give Lenders Agent telephonic notice by the required time of the proposed borrowing; provided, however, that such notice shall be promptly, and in any event within one business day, confirmed in writing by delivery of a Notice of Borrowing to Lenders Agent; and provided, further, however, that at such time any Lender may request and receive from the Borrower a Weekly Availability Report. At any time any Lender requests a Weekly Availability Report from Borrower, no Lender shall be required to make any loan or advance hereunder until after receipt by all Lenders of such Weekly Availability Report. Lenders Agent shall not incur any liability to the Borrower for acting upon any telephonic notice that Lenders Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this paragraph 1(b). The making of an advance pursuant to telephonic notice shall constitute a Revolving Loan under this Financing Agreement. Each advance to the Borrower of a Revolving Loan shall, on the date of funding, be deposited, in immediately available funds, in such account as the Borrower may from time to time designate to Lenders Agent in writing. Each repayment of a Revolving Loan shall be deemed a repayment of the oldest then outstanding advances hereunder.

     (C) The Borrower shall make Mandatory Prepayments on the Revolving Loans if at any time the Revolving Loans exceed the limitations set forth in paragraph 1(a) above. Such Mandatory Prepayments shall be due in an amount equal to the amount that the outstanding balance of the Revolving Loans exceeds such limitations and shall be payable immediately upon demand by Lenders Agent.

     (D) The proceeds of the Key Man Life Insurance Policy shall be applied by Lenders Agent to such of the Obligations hereunder, and in such amounts, as Required Lenders may determine in their sole discretion.

     2. In furtherance of the continuing assignment and security interest in the Borrower's Accounts, the Borrower will, upon the creation of Accounts, execute and deliver to Lenders Agent in such form and manner as Lenders Agent may reasonably require, solely for Lenders Agent's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as Lenders Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as Lenders Agent may reasonably require. In addition, upon

Lenders Agent's request the Borrower shall provide Lenders Agent with copies of agreements with, or purchase orders from, the Borrower's customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as Lenders Agent may reasonably require. Failure to provide Lenders Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Borrower hereby authorizes Lenders Agent to regard the Borrower's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Borrower's authorized officers or agents.

     3. The Borrower hereby represents and warrants as to itself that: each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Borrower in the ordinary course of its business; the goods and inventory being sold and the Accounts created are the exclusive property of the Borrower and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Accounts are in the name of the Borrower; and the customers of the Borrower have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Borrower has advised Lenders Agent pursuant to paragraph 4 of this Section 3. The Borrower confirms to Lenders Agent and each Lender that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by the Borrower when due and that none of said taxes or fees represent a lien on or claim against the Accounts. The Borrower also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a adverse effect on the business of the Borrower or the ability of the Borrower to enforce collection of Accounts due from customers residing in that state. The Borrower agrees to maintain such books and records regarding Accounts as Lenders Agent may reasonably require and agrees that the books and records of the Borrower will reflect Lenders Agent's and the Lenders interest in the Accounts. All of the books and records of the Borrower will be available to Lenders Agent and each Lender at normal business hours, including any records handled or maintained for the Borrower by any other company or entity.

     4. The Borrower agrees to notify Lenders Agent promptly of any matters materially affecting the value, enforceability or collectability of any Account or Accounts in excess of $250,000 in the aggregate outstanding at any time and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Borrower agrees to issue credit memoranda promptly (with duplicates to Lenders Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until Lenders Agent has notified the Borrower that an Event of Default has occurred and that all future credits or allowances are to be made only after Lenders Agent's prior written approval. Upon the occurrence and during the continuance of an Event of Default and on notice from Lenders Agent , the Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Borrower, marked with Lenders Agent's name and held by the Borrower for Lenders Agent's account as owner and assignee.

     5. The Borrower shall maintain the bank accounts listed on Schedule 3.5 hereto in the name of the Borrower for the purpose of, inter alia, receiving proceeds relating to the Accounts with the banks specified therein (the "Collection Bank(s)") hereby designated as the "Collection Accounts." The Borrower agrees that it will not designate any other bank account as a Collection Account without the prior written consent of Lenders Agent. Any checks, cash, notes or other instruments or property received by the Borrower with respect to any Accounts shall be held by the Borrower in trust for Lenders Agent separate from the Borrower's own property and funds and immediately turned over to Lenders Agent with proper assignments or endorsements by deposit to the Collection Account. All amounts received by Lenders Agent in payment of Accounts will be credited to the Borrower's accounts upon Lenders Agent's receipt of "collected funds" at Lenders Agent's bank account on the business day of receipt if received no later than 1:00 p.m. or on the next succeeding business day if received after 1:00 p.m. No checks, drafts or other instrument received by Lenders Agent shall constitute final payment to Lenders Agent or any Lender unless and until such instruments have actually been collected. Until Lenders Agent has advised the Borrower to the contrary after the occurrence of an Event of Default, the Borrower may and will enforce, collect and receive all amounts owing on the Accounts for Lenders Agent's benefit and on Lenders Agent's behalf, but at the Borrower's expense; such privilege shall terminate automatically upon the institution by or against the Borrower of any proceeding under any bankruptcy or insolvency law or, at the election of Lenders Agent, upon the occurrence and during the continuance of any Event of Default.

     Notwithstanding the foregoing, Lenders and the Borrower agree that the proceeds of the Accounts (Mattison) will not be delivered to the Collection Accounts and such proceeds will not be applied to repay the Revolving Credit Loans. The Borrower agrees that such proceeds will be used by the Borrower to repay the Seller Note (Mattison).

     6. Lenders Agent shall maintain a separate account on its books in the name of the Borrower in which the Borrower will be charged with loans and advances made by Lenders to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which the Lenders or Lenders Agent may incur in connection with the exercise by or for the Lenders or Lenders Agent of any of the rights or powers herein conferred upon the Lenders or Lenders Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Lenders or Lenders Agent in connection with this Financing Agreement or the Collateral assigned hereunder, or any Obligations owing to the Lenders or Lenders Agent by the Borrower. The Borrower will be credited with all amounts received by Lenders Agent from the Borrower or from others for the Borrower's account, including, as above set forth, all amounts received by Lenders Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Borrower be a prerequisite to the

Lenders or Lenders Agent's right to demand payment of any Obligation. Further, it is understood that neither the Lenders nor the Lenders Agent shall have no obligation whatsoever to perform in any respect any of the Borrower's contracts or obligations relating to the Accounts.

     7. After the end of each month, Lenders Agent shall promptly send the Borrower a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrower during that month. The monthly statements shall be deemed correct and binding upon the Borrower and shall constitute an account stated between the Borrower and the Lenders unless Lenders Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

     8. In the event this Financing Agreement or the Revolving Line of Credit is terminated by the Lenders in accordance with the provisions hereof or the Borrower for any reason whatsoever, the Revolving Loans shall become due and payable on the effective date of such termination, notwithstanding any provision to the contrary in the Revolving Loans Promissory Note or this Financing Agreement.


     SECTION 4. TERM LOANS

     1. The Borrower hereby agrees to execute and deliver to CITBC the Term Loan I Promissory Note, in the form of Exhibit A1 attached hereto, to evidence the Term Loan I made by CITBC on the First Closing Date.

     2. The principal amount of the Term Loan I shall be repaid to CITBC by the
Borrower:

          (i) in fifty-eight (58) consecutive, monthly installments each in the amount of $85,714.30 with the first installment due on November 30, 1995, and with subsequent installments due on each Monthly Date thereafter to and including July 31, 2000; and

          (ii) in one (1) final installment of the remaining principal amount outstanding, plus all other amounts having accrued and become outstanding payable on August 31, 2000.

     3. The Borrower hereby agrees to execute and deliver to CITBC the Term Loan II Promissory Note, in the form of Exhibit A2 attached hereto, to evidence the Term Loan II made by CITBC on April 12, 1996.

     4. The principal amount of the Term Loan II shall be repaid to CITBC by the
Borrower:

          (i) in thirty-five (35) consecutive, monthly installments each in the amount of $83,333.33 with the first installment due on June 30, 1996, and with subsequent installments due on each Monthly Date thereafter to and including April 30, 1999; and

          (ii) in one (1) final installment of the remaining principal amount outstanding, plus all other amounts having accrued and become outstanding payable on May 31, 1999.

     5. Mandatory Prepayments shall be made with respect to the Term Loan II both: (i) within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended July 31, 1997, in an amount equal to fifty percent (50%) of Excess Cash Flow of the Borrower for such fiscal year, and (ii) if the Watson Bowman Judgment is reversed by a final unappealable order of an appellate court of proper jurisdiction, within 30 days of such order becoming unappealable and in an amount equal to the lesser of $1,269,000 or the aggregate unpaid balance of the Term Loan II. The proceeds of all of these prepayments shall be applied to the scheduled installments of principal in the inverse order of maturity.

     6. The Borrower hereby agrees to execute and deliver to CITBC the Term Loan III Promissory Note, in the form of Exhibit A3 attached hereto, to evidence the Term Loan II to be extended by CITBC.

     7. Upon receipt of such Term Loan III Promissory Note, CITBC hereby agrees to extend to the Borrower the Term Loan III in the principal amount of $2,000,000.

     8. The principal amount of the Term Loan III shall be repaid to CITBC by the Borrower on June 30, 1997. Mandatory prepayments shall be made with respect to Term Loan III within 3 days after the sale of any or all of the Mattison Machinery and Equipment in an amount equal to the sale price (less the cost or expenses of such sale) paid to the Borrower for such Mattison Machinery and Equipment.

     9. The Borrower hereby agrees to execute and deliver to CITBC the Term Loan IV Promissory Note, in the form of Exhibit A4 attached hereto, to evidence the Term Loan III to be extended by CITBC.

     10. Upon receipt of such Term Loan IV Promissory Note, CITBC hereby agrees to extend to the Borrower the Term Loan IV in the principal amount of $1,500,000.

     11. The principal amount of the Term Loan IV shall be repaid to CITBC by the Borrower:

          (i) in forty-five (45) consecutive, monthly installments each in the amount of $33,333.33 with the first installment due on January 31, 1997, and with subsequent installments due on each Monthly Date thereafter to and including September 30, 2000; and

          (ii) in one (1) final installment of the remaining principal amount outstanding, plus all other amounts having accrued and become outstanding payable on October 31, 2000.

     12. The Borrower may prepay any or all of the Term Loans in whole or in part at any time, at their option; provided, however, that on each such prepayment, the Borrower shall pay accrued interest on the principal so prepaid to the date of such prepayment. In the case of Term Loan I, Term Loan II and Term Loan IV each optional prepayment made pursuant to this paragraph 4 shall be applied to the last maturing installment(s) of principal on such Term Loan.

     Each optional prepayment made pursuant to this paragraph 12 shall be applied on a proportionate basis (based upon the unpaid principal amounts of the Term Loans) to each of the Term Loans.

     13. In the event this Financing Agreement and the Revolving Line of Credit are terminated by either the Lenders or the Borrower for any reason whatsoever, each and every Term Loan shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Term Loan I Promissory Note, Term Loan II Promissory Note, Term Loan III Promissory Note, or Term Loan IV Promissory Note, as the case may be, or this Financing Agreement.

     14. The Borrower hereby authorizes Lenders Agent to charge its Revolving Loan account with the amount of all amounts due under this Section 4 as such amounts become due. The Borrower confirms that any charges which Lenders Agent may so make to its account as herein provided will be made as an accommodation to the Borrower and solely at Lenders Agent's discretion.


     SECTION 5. Letters of Credit

     In order to assist the Borrower in continuing the Shawmut Letters of Credit, on the First Closing Date, and in establishing or opening Letters of Credit with an Issuing Bank to cover the purchase of inventory, equipment or otherwise, the Borrower has requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CITBC's credit to the Borrower and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below.

     1. (a) The amount, purpose and extent of the Letters of Credit and changes or modifications thereof by the Borrower and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of CITBC in the exercise of its reasonable discretion provided however, that: a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time $5,000,000, and b) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Borrower, CITBC and the Issuing Bank and (c) in no event may the aggregate amount of all such outstanding Letters of Credit plus outstanding Revolving Credit Loans exceed, in the aggregate, at any one time $30,000,000.

     (b) The Borrower and CITBC hereto agree that the documentation in connection with the Shawmut Letters of Credit is satisfactory in form and substance and such documentation shall not be amended without the prior written consent of CITBC.

     2. CITBC shall have the right, without notice to the Borrower, to charge the Borrower's account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letter of Credit Guaranties at the earlier of a) payment by CITBC under the Letter of Credit Guaranties, or b) the occurrence of an Event of Default. Any amount charged to Borrower's loan account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 9, paragraph 1 of this Financing Agreement.

     3. The Borrower unconditionally indemnifies CITBC and holds CITBC harmless from any and all loss, claim or liability incurred by CITBC arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower's account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CITBC under the Letter of Credit Guaranties. The Borrower further agrees to hold CITBC harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Borrower's unconditional obligation to CITBC hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of CITBC's gross negligence or willful misconduct. The Borrower agrees that any charges incurred by CITBC for the Borrower account by the Issuing Bank shall be conclusive on CITBC and may be charged to the Borrower's account.

     4. CITBC shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that (expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrower. Furthermore, without being limited by the foregoing, CITBC shall not be responsible for any act or omission with respect to or in connection with any Collateral.

     5. The Borrower agrees that any action taken by CITBC, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, the drafts or acceptances, or the Collateral, shall be binding on the Borrower and shall not put CITBC in any resulting liability to the Borrower. In furtherance thereof, CITBC shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Borrower.

     6. Without CITBC's express consent and endorsement in writing, the Borrower agrees: a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CITBC, not to i) clear and resolve any questions of non-compliance of documents, or ii) give any instructions as to acceptance or rejection of any documents or goods.

     7. The Borrower agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and full complied with; and any certificates in that regard that CITBC may at any time request will be promptly furnished. In this connection, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower's risk, liability and responsibility.

     8. Upon any payments made to the Issuing Bank under a Letter of Credit Guaranty, CITBC shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CITBC and apply in all respects to CITBC and shall be in addition to any rights, remedies, duties or obligations contained herein.

     SECTION 6. COLLATERAL

     1. As security for the prompt payment in full of all loans and advances made and to be made to the Borrower from time to time by the Lenders pursuant hereto, as well as to secure the payment in full of the other Obligations, the Borrower hereby pledges and grants to CITBC and to the Lenders Agent for the benefit of each of the Lenders (including CITBC) a continuing first prior general lien upon and security interest in all of its Collateral subject to Permitted Encumbrances.

     2. The security interests granted hereunder shall extend and attach to:

          (a) All Collateral, whether presently in existence or hereafter acquired or created, however acquired or created, and which is owned by the Borrower or in which the Borrower has any interest, whether held by the Borrower or others for its account, and, if any Collateral is Equipment, whether the Borrower's interest in such Equipment is as owner or lessee or conditional vendee;

          (b) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment;

          (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either Lenders Agent or the Borrower from the Borrower's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Borrower, or to the sale, promotion or shipment thereof; and

          (d) all proceeds and products of the Collateral.

     3. The Borrower agrees to safeguard, protect and hold all Inventory for the Lender's account and make no disposition thereof except in the ordinary course of business of the Borrower. Until Lenders Agent has given the Borrower's notice to the contrary, as provided for below, any Inventory may be sold and shipped by the Borrower to its customers in the ordinary course of the Borrower's business, on open account and on terms currently being extended by the Borrower to its customers; provided, however, that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to Lenders Agent in accordance with this paragraph 3. Lenders Agent shall have the right to withdraw this permission at any time upon the occurrence and during the continuance of an Event of Default, in which event no further disposition shall be made of the Inventory by the Borrower without Lenders Agent's prior written approval. Sales of Inventory in which a lien upon, or security interest in, Inventory is retained by the Borrower shall be made by the Borrower only with the approval of Lenders Agent, and the proceeds of such sales of Inventory shall not be commingled with the Borrower's other property, but shall be segregated, held by the Borrower in trust for Lenders Agent as Lenders Agent's exclusive property, and shall be delivered immediately by the Borrower to Lenders Agent in the identical form received by the Borrower by deposit to the Collection Accounts. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Borrowers' Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, Lenders Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

     4. The Borrower will, at its own cost and expense, keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary.

Except as provided herein, the Borrower also agrees to make no disposition thereof whether by sale, exchange or otherwise, unless the Borrower first obtains the prior written approval of Lenders Agent and the proceeds of any such disposition shall be deposited in the Collection Accounts. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, Lenders Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, upon written notice from the Borrower prior to any disposition of Equipment, the Borrower may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Borrower's operations; provided, however, that (a) then book value of the Equipment so disposed of by the Borrower does not exceed $50,000 in any consecutive twelve-month period; and provided, further, that no such prior notice shall be required in respect of sales, exchanges, and other depositions of Equipment unless the book value of such Equipment disposed of without such prior notice has exceeded, or would upon such disposition, exceed $50,000 in the aggregate for the Borrower in any consecutive twelve-month period, and (b) the proceeds of such sales or dispositions are delivered to Lenders Agent in accordance with the foregoing provisions of this paragraph, except that the Borrower may retain and use such proceeds to purchase forthwith replacement Equipment which the Borrower determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence and during the continuance of an Event of Default which is not waived. Notwithstanding the foregoing, the Borrower is permitted to sell the Mattison Machinery and Equipment if the proceeds of such sale are applied in accordance with the terms of this Financing Agreement.

     5. The rights and security interests granted to the Lenders and Lender Agent hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the account maintained in the Borrower's name on the books of Lenders Agent may from time to time be temporarily in a credit position, until the final payment in full to the Lenders of all Obligations and the termination of this Financing Agreement. Any delay, or omission by the Lenders or Lenders Agent to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by the Lenders Agent. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     6. The Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Lenders Agent shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto the Lenders and Lenders Agent the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Borrower may be or may hereafter become bound to convey or assign to the Lenders and Lenders Agent, or for carrying out the intention or facilitating the performance of the terms of each mortgage granted pursuant to the terms hereof, or for filing, registering or recording such mortgage and, on demand, will execute and deliver, and hereby authorizes Lenders Agent and CITBC to execute and file in the Borrower's name in the event Borrower fails to promptly do so or if there has occurred a Default or Event of Default, to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments, to evidence or perfect more effectively Lenders Agent's or CITBC's security interest in and the lien hereof upon the Collateral.

     7. The rights and security interests granted to the Lender and Lenders Agent hereunder and under the Mortgages are to continue in full force and effect until the final payment in full to the Lenders of all Obligations and the termination of this Financing Agreement.

     8. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then Lenders Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lenders Agent or the Lenders shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Lenders' or Lenders Agent's rights hereunder.

     9. Any reserves or balances to the credit of the Borrower and any other property or assets of the Borrower in the possession of Lenders Agent or any Lender may be held by Lenders Agent or the Lenders as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest Lenders Agent or the Lender may have in any other assets of the Borrower, shall secure payment and performance of all now existing and future Obligations. Lenders Agent may in its discretion charge any or all of the Obligations to the account of the Borrower when due.

     10. This Financing Agreement and the obligation of the Borrower to perform all of its covenants and obligations hereunder are further secured by certain Mortgages.

     11. The Borrower shall give to Lenders Agent for the benefit of the Lender from time to time such mortgage, deed of trust or assignment on the Real Estate or real estate acquired after the date hereof as Lenders Agent shall require to obtain a valid first lien thereon subject only to Permitted Encumbrances.

     12. The Borrower shall (i) give to Lenders Agent for the benefit of the Lender, and/or shall cause each subsequently acquired Subsidiary of the Borrower to give to Lenders Agent for the benefit of the Lenders, from time to time such pledge or security agreements with respect to subsequently acquired Collateral of the Borrower, and such guaranty of the Obligations, as Lenders Agent shall require to obtain an enforceable guaranty of the Obligations and valid first liens on such Collateral subject to Permitted Encumbrances and (ii) cause the Borrower or any Subsidiary of the Borrower as the direct parent of any subsequently acquired Subsidiary to become a party to a guaranty of the Obligations and to a pledge agreement and deliver to Lenders Agent for the benefit of the Lenders, as collateral thereunder, all capital stock owned by the Borrower or such Subsidiary in such subsequently acquired Subsidiary, together with duly executed stock powers in blank.


     SECTION 7. REPRESENTATIONS AND WARRANTIES

     The Borrower represents, covenants and warrants as follows:

     1. CORPORATE EXISTENCE. (a) The Borrower has the corporate power to own its property and to carry on its business as now being conducted. The Borrower has delivered to Lender's Agent true, complete and correct copies of its respective Certificate of Incorporation and By-laws, as amended and in full force and effect on the date hereof and a list of all jurisdictions in which it is qualified or licensed to do business.

     (b) The Borrower has all requisite power and authority to enter into and perform all its obligations under this Financing Agreement.

     (c) The Borrower has identified on Schedule 7.1 the name and jurisdiction of incorporation or organization of the Borrower and the number of shares of capital stock and other equity securities issued and outstanding as of the date hereof and the percentage of the issued and outstanding capital stock of each subsidiary owned by the Borrower as of the date hereof. All such shares of capital stock and other equity securities have been validly issued and are fully paid and nonassessable and are owned by the Borrower beneficially and of record, free and clear of any lien, except for the Permitted Encumbrances.

     Except as set forth on Schedule 7.1 hereto, the Borrower does not have outstanding stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock, nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. The Borrower has reserved such number of shares of common stock for issuance pursuant to such instruments or agreements as are set forth in Schedule 7.1 hereto. As of the date hereof, no Person holds of record or beneficially owns 5% or more of the outstanding shares of any class of the capital stock of the Borrower, except as set forth in Schedule 7.1 hereto.

     2. AUTHORIZATION OF FINANCING AGREEMENT AND OTHER DOCUMENTS. The Borrower has taken all actions necessary to authorize it to enter into and perform its obligations under this Financing Agreement and the other Loan Documents, and to consummate the transactions contemplated hereby and thereby. Each Loan Document when executed and delivered by the Borrower to the extent a party thereto as provided in this Financing Agreement, will be, legal, valid and binding obligations of the Borrower to the extent a party thereto, enforceable in accordance with their respective terms, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Financing Agreement or any other Loan Document, and upon the availability of injunctive relief or other equitable remedies.

     3. FINANCIAL STATEMENTS. DeVlieg has furnished CITBC with the Balance Sheet of DeVlieg as at July 31, 1996 and the related statements of earnings, stockholders' equity and cash flows of DeVlieg for the fiscal year ended July 31, 1996, all certified by Price Waterhouse LLP, including in each case the related schedules and notes.

     National Acme has furnished CITBC with the Consolidated Balance Sheet of National Acme and National Acme Trading Company for each twelve month period ended September 30, 1993 and September 30, 1994 and for the ten month period ended July 31, 1995 and the related statements of earnings, stockholders' equity and cash flows of National Acme for the periods then ended, all certified by Ernst & Young, including in each case the related schedules and notes.

     All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent set forth in the notes to such financial statements, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of DeVlieg, National Acme and National Acme Trading Company, respectively. The balance sheets and the related schedules and notes fairly present the financial condition of DeVlieg, National Acme and National Acme Trading Company, respectively, as at the respective dates thereof; and the net income and stockholders' equity statements and the related schedules and notes fairly present the results of the operations of DeVlieg, National Acme and National Acme Trading Company, respectively, for the respective periods indicated.

     There have been no material adverse changes in the condition, financial or other, of DeVlieg, since July 31, 1995.

     There have been no material adverse changes in the condition, financial or other, of National Acme and National Acme Trading Company, since July 31, 1995.

     4. NO VIOLATION. Neither the execution or delivery of this Financing Agreement or any other Loan Document, nor the performance by the Borrower to the extent a party thereto, of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will:

          (a) violate any provision of the charter or by-laws of the Borrower;

          (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Borrower or any of its respective properties may be subject;

          (c) cause the acceleration of the maturity of any debt or obligation of the Borrower;

          (d) violate, or be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any Person under, or result in the creation of any lien upon any property of the Borrower under, any agreement to which the Borrower is a party or by which the Borrower (or its respective properties) may be bound other than as would not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; or

          (e) except for the consents required and set forth on Schedule 7.4 to this Financing Agreement, require any consent, approval or other action by any court or administrative or governmental body or any other Person pursuant to, the charter or by-laws of the Borrower, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower is subject.

     The Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other contract or agreement (including its charter) which, except to the extent complied with by the Borrower or consented to in connection with the execution of this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note and the Revolving Loans Promissory Note, restricts or otherwise limits the incurring of the Indebtedness evidenced by this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note or the Revolving Loans Promissory Note.

     The Borrower is not in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

     5. FULL DISCLOSURE. Neither this Financing Agreement nor any other Loan Document, nor any of the other documents, certificates or statements furnished to Lenders Agent or any Lender in writing by or on behalf of the Borrower in connection herewith or therewith contains any untrue statement of a material fact or, when read together, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to Lenders Agent and each Lender which materially adversely affects, or insofar as the Borrower can reasonably foresee will materially adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note and the Revolving Loans Promissory Note, or any other Loan Document contemplated hereby or thereby.

     The financial projections delivered in connection with Section 2.1(y) of this Financing Agreement are based on the good faith estimates and assumptions of the Executive Officers of the Borrower, who have no reason to believe that such projections are not reasonable based upon current general economic conditions.

     6. LITIGATION. Except as disclosed on Schedule 7.6 hereto, there is no action, proceeding or investigation pending, or to the best knowledge of the Executive Officers of the Borrower after due inquiry, threatened, against or affecting the Borrower in any court or before any governmental authority or arbitration board or tribunal, foreign or domestic, except for such actions which, if adversely determined, singly and in the aggregate, would not have a material adverse effect on the Borrower, and there is no such action seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Financing Agreement or any other Loan Document or any of the other documents or the transactions contemplated hereby or thereby.

     The Borrower is not subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal which has materially adversely affected or which can reasonably be expected to have a material adverse effect on the Borrower's business.

     7. PROPERTIES. Schedule 1(a) lists all Real Estate owned by the Borrower. The Borrower has good and marketable fee title to all such Real Estate and such other Real Estate fee title to which it may acquire after the First Closing Date. All material leases and other material agreements to which the Borrower is a party are valid and binding and in full force and effect, no default has occurred or is continuing thereunder which would have a material adverse effect on the Borrower and its subsidiaries taken as a whole and no consent need be obtained (other than consents, if any, which have been or will be obtained prior to the First Closing Date, are identified on a schedule previously delivered to CITBC and copies of which will be delivered to CITBC prior to the First Closing
Date) from any Person in respect of any such lease or agreement in connection with the transactions contemplated hereby. The Borrower enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which materially or adversely affects or impairs the operation of such properties or assets.

     8. COMPLIANCE WITH LAWS. The Borrower is in not violation of any statutes, laws, ordinances, governmental rules or regulations or any judgment, order, writ, injunction, decree, rule or regulation (federal, state, local or foreign) to which it is subject or has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except for such violations and failures to obtain those which would not have a material adverse effect on the property, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of the Borrower.

     9. GOVERNMENTAL REGULATIONS. The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of

1935, as amended, the Federal Power Act, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

     10. OUTSTANDING DEBT; NO DEFAULT. The Borrower does not have outstanding Indebtedness except as set forth in the Balance Sheet of DeVlieg as at July 31, 1996. The Borrower does not have outstanding subordinated indebtedness other than the subordinated indebtedness set forth on Schedule 7.10 hereto. No event has occurred or failed to occur which would constitute a Default or Event of Default under this Financing Agreement.

     11. SECURITY INTEREST AND LIENS. The Borrower further warrants and represents that, except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; that, except for the Permitted Encumbrances, the Borrower is the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; and that the Equipment does not comprise a part of the Inventory of the Borrower and that the Equipment is and will only be used by the Borrower in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Borrower without the prior written approval of Lenders Agent.

     12. TITLE, LIENS. The Borrower has good and marketable title to its properties and assets reflected in the Balance Sheet of DeVlieg as at July 31, 1996 (other than properties and assets disposed of in the ordinary course of business).

     13. TAXES. The Borrower has filed all federal, State and other income tax returns that, to the knowledge of the Borrower, are required to be filed, and have paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due. Federal income tax returns of the Borrower have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended July 31, 1988.

     14. POSSESSION OF PATENTS, ETC. The Borrower possesses or has the right to the use of all the patents, trademarks, trade names, service marks, copyrights, licenses and other rights free from burdensome restrictions that are currently used by it or are necessary in any material respect for the ownership, maintenance and operation of its respective businesses, properties and assets. All of the foregoing are listed in Schedule 7.14 hereto. Except as set forth in
Schedule 7.14 hereto, the Borrower is not in violation of any thereof in any material respect and has neither received notice from nor has knowledge of any material claim by any Person that it is now infringing any of the foregoing.

     15. BROKER'S OR FINDER'S COMMISSIONS. [Except as set forth on Schedule 7.15 hereto], no broker's or finder's or placement fee or commission will be payable with respect to this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note or the Revolving Loans Promissory Note or any other Loan Document or the transactions contemplated thereby, and the Borrower will hold each Lender harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note, the Revolving Loans Promissory Note, any other Loan Document or such transactions.

     16. APPLICATION OF PROCEEDS. The Borrower does not own any "margin security" within the meaning of Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called a "margin security"). The Borrower represents and warrants that the proceeds of the Revolving Loans and Term Loan I were used at the First Closing Date to (i) refinance all Indebtedness owed by DeVlieg to Shawmut Bank N.A., (ii) make loans or advances to the Borrower to enable the Borrower to finance the Acquisition (National
Acme). The Borrower represents and warrants that the proceeds of the Term Loan II were used by the Borrower to make payments in connection with each of the Watson Bowman Judgment and the Kochenash Litigation. The proceeds of the Revolving Loans up to an aggregate amount of $1,300,000 and the proceeds of the Term Loan III and Term Loan IV will be used by Borrower to finance the Acquisition (Mattison). The other proceeds of the Revolving Credit Loans will be used for working capital and other general corporate purposes. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note, the Revolving Loans Promissory Note or any other Loan Document to violate Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same hereafter may be in effect.

     17. GOVERNMENTAL CONSENT. Neither the nature of the Borrower, nor any of its respective businesses or properties, nor any relationship between the Borrower and any other Person, nor any circumstance in connection with the transactions contemplated by this Financing Agreement is such as to require any consent, approval or authorization of, or any notice to, or filing, registration or qualification with, any court or administrative or governmental body in connection with the execution and delivery of this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note, or the Revolving Loans Promissory Note or any other Loan Document, or fulfillment of, or compliance with, the terms and provisions of this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note or the Revolving Loans Promissory Note or any other Loan Document, other than the filings, registrations or qualifications under the state securities laws or blue sky laws of any state of the United States of America that may be required to be made or obtained which either shall have been made and obtained on the First Closing Date (and copies of which delivered to CITBC) or shall have no bearing on the validity and enforceability of this Financing Agreement, the Term Loan I Promissory Note, the Term Loan II Promissory Note, the Term Loan III Promissory Note, the Term Loan IV Promissory Note or the Revolving Loans Promissory Note or any other Loan Document.

     All approvals required from the Bankruptcy Court responsible for the Mattison reorganization proceeding for the purchase by the Borrower of certain assets of Mattison pursuant to the Asset Purchase Agreement (Mattison) have been obtained and the sale of certain assets of Mattison to the Borrower have been completed in compliance with the terms of such consent and the terms of the Asset Purchase Agreement (Mattison).

     18. ERISA. Neither the Borrower nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in section 4975 of the Code or section 406 of ERISA) which could subject the Borrower, or any entity which the Borrower has an obligation to indemnify, to any tax or penalty imposed under section 4975 of the Code or section 502 of ERISA. Each Employee Benefit Plan intended to be qualified under section 401(a) or 401(k) of the Code is so qualified. The Borrower has received a letter from the Internal Revenue Service stating that each such plan is so qualified and the Borrower has no knowledge of any operational defects that have occurred since the date of such determination letter that could adversely affect such qualification. Each Employee Benefit Plan is administered in accordance with its terms and in compliance with all applicable law. With respect to any Employee Benefit Plan, neither the Borrower nor any ERISA Affiliate has failed to make any contribution due under the terms of such plan or as required by law. There is no lien outstanding or security interest given in connection with a Pension Plan. Neither the Borrower nor any ERISA Affiliate has incurred an accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code) whether or not waived. With respect to any terminated Pension Plan, the assets have been distributed in full satisfaction of all benefit liabilities thereunder, and any such plan has been terminated in compliance with section 4041 of ERISA and the PBGC has not issued a notice of noncompliance with respect to any such termination. Neither the Borrower nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV or ERISA, including any withdrawal liability. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan subject to Title IV of ERISA, section 412 of the Code or section 302 of ERISA other than those defined benefit pension plans set forth on Schedule 7.18.

     Neither the Borrower nor any ERISA Affiliate has ever sponsored or maintained, has ever contributed to, or has ever incurred any withdrawal liability under, a Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has any written or verbal commitment to establish, maintain or contribute to any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in Reorganization, is Insolvent or is terminating. Neither the Borrower nor any ERISA Affiliate has liability for retiree medical, life insurance or other death benefits (contingent or otherwise) which provide for continuing benefits or coverage after termination of employment or retirement other than as a result of a continuation of medical coverage required under section 4980B of the Code and except as set forth on Schedule 7.18.

     The unfunded benefit liabilities as of the date of the most recent actuarial valuation for each pension plan is set forth on Schedule 7.18 and to the best knowledge of the Borrower, there has been no material adverse change in such liabilities.

     19. ENVIRONMENTAL COMPLIANCE. (a) Except as disclosed in a written report to CITBC prior to the First Closing Date, the Borrower is not in violation, or alleged to be in violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environ mental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower.

     (b) The Borrower has not received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that the Borrower has been identified by the United States

Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33), any medical waste and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been released at any site at which a federal, state or local agency has conducted or has ordered that the Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law or have named the Borrower as a Potentially Responsible Party or are seeking contributions from the Borrower; or (iii) that it is or shall be a name party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

     (c) To the knowledge of the Borrower and except as disclosed in a written report to CITBC prior to the First Closing Date, to the extent such activity would have a material adverse effect on the business, assets or financial condition of the Borrower: (i) no portion of the property of the Borrower has been used for the handling, processing, storage or disposal of Hazardous Substances, except in accordance with applicable Environmental Laws; and except as disclosed in a written report to CITBC prior to the First Closing Date, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the property; (ii) in the course of any activities conducted by the Borrower or operators of its properties, no Hazardous Substances have been generated or are being used on the property except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the property of the Borrower, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment; and (iv) in addition, any Hazardous Wastes as defined by 42 U.S.C. Section 6903(5), if any, that have been generated on any of the property have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge operating in material compliance with such permits and applicable Environmental Laws.

     20. FREMONT PROPERTY. The Borrower has paid on or before August 1, 1996 all amounts required to be paid in connection with the Bonds, as defined in the Indenture of Mortgage between the County of Sandusky, Ohio and the Cleveland Trust Company dated November 1, 1976 and recorded in Book 291, page 18.

     21. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate or other document delivered to Lenders Agent or any Lender by or on behalf of the Borrower pursuant to or in connection with this Financing Agreement shall be deemed to constitute representations and warranties under this Financing Agreement with the same force and effect as the representations and warranties expressly set forth herein. All the Borrower's representations and warranties thereunder and hereunder shall survive the execution and delivery of the same and any investigation by Lenders Agent or any Lender.


     SECTION 8. CERTAIN COVENANTS

     1. ADDITIONAL COLLATERAL. The Borrower hereby covenants that, except for the Permitted Encumbrances, the Borrower will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; that the Borrower will at any time Lenders Agent requests, execute and deliver to Lenders Agent for the benefit of the Lenders a copyright security agreement in such form as Lenders Agent may reasonably request in order to more effectively create and perfect in favor of Lenders Agent a first priority security interest in any copyrights of the Borrower or its Subsidiaries; that the Borrower will at any time Lenders Agent requests, execute and deliver to Lenders Agent for the benefit of the Lenders a trademark security agreement covering the trademarks purchased by Borrower from Mattison in such form as Lenders Agent may reasonably request in order to more effectively create and perfect in favor of Lenders Agent a first priority security interest in such trademarks; that the Borrower will at its expense forever warrant and, at Lenders Agent's request, defend the same from any and all claims and demands of any other Person other than the Permitted Encumbrances; and that the Borrower will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any Proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances.

     In addition to the foregoing, the Borrower hereby covenants that the Borrower will take all steps requested by Lenders Agent (1) to modify the Mortgages to reflect the terms of this Financing Agreement, including but not limited to the execution of Mortgage Modifications for each Mortgage and (2) to reflect that the grant of the security interest under this Financing Agreement is to the Lenders Agent for the benefit of the Lenders.

     2. INSPECTION RIGHTS. The Borrower will maintain books and records pertaining to the Collateral in such detail, form and scope as Lenders Agent shall reasonably require. The Borrower agrees that Lenders Agent and each Lender or their respective agents may enter upon the Borrower's premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. The Borrower agrees to afford Lenders Agent and each Lender prior written notice of any change in the location of any Collateral, including but not limited to the location of all engineers' drawings, other than to locations, that as of the date hereof, are known to Lenders Agent and each Lender and at which Lenders Agent has filed financing statements and otherwise fully perfected its liens thereon. The Borrower also agrees to advise Lenders Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to Lenders Agent and any Lender therein.

     3. COLLATERAL REPORTS. The Borrower will execute and deliver to Lenders Agent, from time to time, solely for Lenders Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as Lenders Agent may reasonably require, designating, identifying or describing the Collateral pledged to Lenders Agent hereunder. The Borrower's failure, however, to promptly give Lenders Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit Lenders Agent's or any Lenders security interests in the Collateral.

     4. PERFECTION OF SECURITY INTERESTS. The Borrower will comply with the requirements of all state and federal laws in order to grant to Lenders Agent for the benefit of the Lenders valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. Lenders Agent is hereby authorized by the Borrower to file any financing statements covering the Collateral whether or not the Borrower's signature appears thereon. The Borrower will do whatever Lenders Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with Lenders Agent's custodians; keeping stock records; transferring proceeds of Collateral to Lenders Agent's possession; and performing such further acts as Lenders Agent may reasonably require in order to effect the purposes of this Financing Agreement.

     5. INSURANCE. (a) The Borrower will maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Required Lenders. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lenders, to be made payable to Lenders Agent, in case of loss, under a standard non-contributory "mortgage", "lender" or "secured party" clause and are to contain such other provisions as Lenders Agent may require to fully protect Lenders Agent's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. True copies thereof are to be delivered to Lenders Agent, premium prepaid, with the loss payable endorsement in Lenders Agent's favor, and shall provide for not less than thirty (30) days' prior written notice to Lenders Agent of the exercise of any right of cancellation. At the Borrower's request or if the Borrower fails to maintain such insurance, Lenders Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on Lenders Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuation of an Event of Default, Lenders Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lenders, have the sole right, in the name of Lenders Agent or the Borrower, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

     (b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the Borrower's Revolving Loan, and then the Term Loans on a proportional basis based upon the outstanding principal amount of the Term Loans and such payments will be applied to the Term Loans in the inverse order of maturity.

     (ii) In the event any part of the Borrower's Real Estate or Equipment is damaged by fire or other casualty and the Proceeds from insurance for such damage or other casualty is less than or equal to $100,000, Lenders Agent shall promptly apply such Proceeds to reduce the Borrower's outstanding balances under the Revolving Loan account.

     (iii) As long as no Event of Default has occurred and is continuing, the Borrower has sufficient business interruption insurance to replace the lost profits of any of the Borrower's facilities, and the Proceeds are in excess of $100,000, the Borrower may elect (by the Borrower delivering written notice to Lenders Agent) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Borrower does not, or cannot, elect to use the Proceeds as set forth above, Lenders Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, apply the Proceeds to the payment of the Obligations in such manner and in such order as Lenders Agent may reasonably elect.

     (iv) If the Borrower elects to use the Proceeds for the repair, replacement or restoration of any Real Estate or Equipment, and there is then no Event of Default, i) proceeds of insurance on Equipment and Real Estate in excess of $100,000 will be applied to the reduction of the Revolving Loans of the Borrower and ii) Lenders Agent may set up a reserve against Availability for an amount equal to the proceeds referred to in clause i) hereof. The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment or the Real Estate and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of Real Estate, the Borrower shall provide the Lenders Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Proceeds to cover the cost of restoration as so determined, the Borrower shall be responsible for the amount of any such insufficiency prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional certificate of occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Borrower (herein collectively the "Completion"). Upon Completion, any remaining reserve as established hereunder will be automatically released.

     (v) The Borrower will pay any reasonable costs, fees or expenses which Lenders Agent or any Lender may reasonably incur in connection herewith.

     6. TAXES. The Borrower will pay, prior to their becoming delinquent, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Borrower or the Collateral and if such taxes remain unpaid after the date fixed for the payment thereof, unless such taxes are being diligently contested in good faith by the Borrower by appropriate proceedings, or if any lien shall be claimed thereunder x) for taxes due the United States of America or y) which in the opinion of Required Lenders might create a valid obligation having priority over the rights granted to Lenders Agent or the Lenders herein, Lenders Agent may, on the Borrower's behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to the Lenders on demand.

     7. COMPLIANCE WITH LAWS. The Borrower: (a) will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any part thereof, or on the operation of the Borrower's business; provided, however, that the Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in Required Lender's reasonable opinion, materially and adversely affect the operation of the business of the Borrower or Lenders Agent or any Lenders rights or priority in the Collateral; (b) will comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any part thereof, or on the operation of the business of the Borrower. The Borrower hereby indemnifies Lenders Agent and each Lender and agrees to defend and hold Lenders Agent and each Lender harmless from and against any and all loss, damage, claim, liability, injury or expense which Lenders Agent and each Lender may sustain or incur (other than as a result of actions of Lenders Agent or the applicable Lender, as the case may be) in connection with: any claim or expense asserted against Lenders Agent or any Lender as a result of any environmental pollution, hazardous material or environmental clean-up of the Borrower's real property; or any claim or expense which results from the Borrower's operations (including, but not limited to, the Borrower's off-site disposal practices) and the Borrower further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder.

     8. FINANCIAL STATEMENTS. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing, the Borrower will furnish to each Lender, within ninety (90) days after the end of each fiscal year of the Borrower, an audited Consolidated Balance Sheet as at the close of such year, and statements of consolidated earnings, cash flow and reconciliation of surplus of the Borrower and its Consolidated Subsidiaries, audited by Price Waterhouse LLP, LLP, or such other independent public accountants selected by the Borrower, and satisfactory to the Required Lenders; within forty-five (45) days after the end of each fiscal quarter a Balance Sheet as at the end of such period and statements of earnings, cash flow and surplus of the Borrower, certified by an authorized financial or accounting officer of the Borrower; and within thirty (30) days after the end of each month monthly interim financial statements, certified by an authorized financial or accounting officer of the Borrower; and from time to time, such further information regarding the business affairs and financial condition of the Borrower as any Lender may reasonably request. The Borrower shall deliver to each Lender no later than (30) days prior to each fiscal year end of the Borrower a preliminary budget for the following fiscal year. The Borrower shall deliver to each Lender no later than sixty (60) days from the start of each fiscal year of the Borrower, annual cash flow projections for such fiscal year, including a projected consolidated balance sheet and consolidated statements of earnings, cash flow and surplus (and such consolidating statements as any Lender may request). All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments. Each financial statement which the Borrower is required to submit hereunder must be accompanied by an Officer's Certificate certifying that: (i) the financial statement(s) fairly and accurately represent(s) the Borrower's and Consolidated Subsidiaries' financial condition at the end of the particular accounting period, as well as the Borrower's and

Consolidated Subsidiaries' operating results during such accounting period, subject to year-end audit adjustments; (ii) during the particular accounting period: (x) there has been no default or condition which, with the passage of time or notice, or both, would constitute a Default or Event of Default under this Financing Agreement; provided, however, that if any Executive Officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in the Officer's Certificate; and (y) the Borrower has not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

     The Borrower shall furnish to each Lender promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified accountants in connection with the examination of the financial statements and financial, accounting and auditing controls (including, without limitation, management letters) of the Borrower and its Consolidated Subsidiaries made by such accountants.

     9. CERTAIN RESTRICTIONS. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Borrower will not, without the prior written consent of the Required Lenders, except as otherwise herein provided:

A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;
B. Incur or create any Indebtedness other than the Permitted Indebtedness or increase the principal amount of any Permitted Indebtedness;
C. Borrow any money on the security of the Collateral from sources other than the Lenders;
D. Sell, lease, assign, transfer or otherwise dispose of i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or ii) either all or substantially all of the Borrower's assets, which do not constitute Collateral;
E. Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Borrower;
F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
G. Declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;
H. Make any advance or loan to, or any investment in, any firm, entity, person or corporation;
I.   Change its fiscal year; or
J. Amend the terms of any stock warrant of the Borrower outstanding on October 23, 1995 or any registration agreement in effect on such date relating to the registration of its securities under the Securities Act of 1933, as amended.

     10. MINIMUM CONSOLIDATED NET WORTH. The Borrower and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period, a Consolidated Net Worth of not less than the following:

         Rolling Period                                          Amount
         --------------                                          ------
         January 31, 1996                                     $20,000,000
         April 30, 1996                                       $20,000,000
         July 31, 1996                                        $20,000,000
         October 31, 1996                                     $20,000,000
         January 31, 1997                                     $20,000,000
         April 30, 1997                                       $20,000,000
         July 31, 1997                                        $25,000,000
         October 31, 1997                                     $25,000,000
         January 31, 1998                                     $25,000,000
         April 30, 1998                                       $25,000,000
         July 31, 1998                                        $30,000,000
         and thereafter

     11. CONSOLIDATED INTEREST COVERAGE RATIO. The Borrower and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period, a Consolidated Interest Coverage Ratio of not less than the following:

         Rolling Period                                          Ratio
         --------------                                          -----
         January 30, 1996                                     1.90 to 1.00
         April 30, 1996                                       2.50 to 1.00
         July 31, 1996                                        2.75 to 1.00
         October 31, 1996                                     2.75 to 1.00
         January 30, 1997                                     2.75 to 1.00
         April 30, 1997                                       2.75 to 1.00
         July 31, 1997                                        3.25 to 1.00
         October 31, 1997                                     3.25 to 1.00
         January 30, 1998                                     3.25 to 1.00
         April 30, 1998                                       3.25 to 1.00
         July 31, 1998                                        4.00 to 1.00
         and thereafter

     12. CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED NET WORTH. The Borrower and its Consolidated Subsidiaries will not at the end of each Rolling Period, permit the ratio of Consolidated Total Liabilities to Consolidated Net Worth to be greater than the following:

         Rolling Period                                          Ratio
         --------------                                          -----
         January 31, 1996                                     5.00 to 1.00
         April 30, 1996                                       4.90 to 1.00
         July 31, 1996                                        4.60 to 1.00
         October 31, 1996                                     4.60 to 1.00
         January 31, 1997                                     4.60 to 1.00
         April 30, 197                                        4.60 to 1.00
         July 31, 1997                                        3.80 to 1.00
         October 31, 1997                                     3.80 to 1.00
         January 31, 1998                                     3.80 to 1.00
         April 30, 1998                                       3.80 to 1.00
         July 31, 1998                                        3.00 to 1.00
         and thereafter

     13. CONSOLIDATED CURRENT RATIO. The Borrower and its Consolidated Subsidiaries shall have at the end of each Rolling Period a ratio of Consolidated Current Assets to

Consolidated Current Liabilities of not less than the following:

         Rolling Period                                          Ratio
         --------------                                          -----
         January 31, 1996                                     1.00 to 1.00
         April 30, 1996                                       1.00 to 1.00
         July 31, 1996                                        1.05 to 1.00
         October 31, 1996                                     1.05 to 1.00
         January 31, 1997                                     1.05 to 1.00
         April 30, 1997                                       1.05 to 1.00
         July 31, 1997                                        1.20 to 1.00
         October 31,1997                                      1.20 to 1.00
         January 31, 1998                                     1.20 to 1.00
         April 30, 1998                                       1.20 to 1.00
         July 31, 1998                                        1.40 to 1.00
         and thereafter

     14. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period a Consolidated Fixed Charge Coverage Ratio of not less than the following:

         Rolling Period                                          Ratio
         --------------                                          -----
         January 31, 1996                                     0.60 to 1.00
         April 30, 1996                                       0.85 to 1.00
         July 31, 1996                                        1.00 to 1.00
         October 31, 1996                                     1.00 to 1.00
         January 31, 1997                                     1.00 to 1.00
         April 30, 1997                                       1.00 to 1.00
         July 31, 1997                                        1.50 to 1.00
         October 31, 1997                                     1.50 to 1.00
         January 31, 1998                                     1.50 to 1.00
         April 30, 1998                                       1.50 to 1.00
         July 31, 1998                                        1.60 to 1.00
         and thereafter

     15. CONSOLIDATED EDITDA. The Borrower and its Consolidated Subsidiaries shall have as of the end of each Rolling Period an amount of Consolidated EDITDA of not less than the following:

         Rolling Period                                          Amount
         --------------                                          ------
         January 31, 1996                                     $ 1,900,000

         April 30, 1996                                       $ 5,000,000
         July 31, 1996                                        $ 7,500,000
         October 31, 1996                                     $ 7,500,000
         January 31, 1997                                     $ 7,500,000
         April 30, 1997                                       $ 7,500,000
         July 31, 1997                                        $13,500,000
         October 31, 1997                                     $13,500,000
         January 31, 1998                                     $13,500,000
         April 30, 1998                                       $13,500,000
         July 31, 1998                                        $16,500,000
         and thereafter

     16. CERTAIN ADJUSTMENTS. Notwithstanding the foregoing financial covenants set forth in paragraphs 10 through 15 of this Section 8 as they relate to the Borrower and its Consolidated Subsidiaries, until such time as the Borrower has a Consolidated Subsidiary each such covenant shall be measured based solely on the Borrower.

     Notwithstanding the foregoing financial covenants set forth in paragraphs 10 through 15 of this Section 8, to the extent the Borrower is obligated to pay any amounts in settlement of the Kochenash Litigation and such obligation or payment results in noncompliance by the Borrower and its Consolidated Subsidiaries for any period with any or all of such financial covenants, then for the relevant periods and for the purpose of determining such compliance:

     (a) Consolidated EBITDA (in the case of the financial covenants in paragraphs 11, 14 and 15) will be increased; Consolidated Current Liabilities (in the case of the financial covenant in paragraph 13) will be decreased; Consolidated Total Liabilities (in the case of the financial covenant in paragraphs 10 and 12) will be decreased; in each case by the lesser of (i) $2,000,000, or (ii) such amount as may be necessary to effect the minimum level of compliance with such financial covenant;

     (b) Consolidated Interest Expense (in the case of the financial covenant in paragraph 11) will be decreased by the lesser of (i) the interest expense on $2,000,000 at The Chase

          Manhattan Bank Rate plus one percent (1.00%) per annum, or (ii) such amount as may be necessary to effect the minimum level of compliance with such financial covenant after giving effect to the application of clause (a) above, and

     (c) The denominator in the Consolidated Fixed Charge Coverage Ratio (in the case of the financial covenant in paragraph 14) will be decreased by the lesser of (i) one-third of the scheduled amortization of the principal of the Term Loan II in accordance with Section 4 paragraph 4, or (ii) such amount as may be necessary to effect the minimum level of compliance with such financial covenant after giving effect to the application of clause (a) above.

     17. CAPITAL EXPENDITURES. The aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries (if any) will not exceed $1,500,000 for the period from October 23, 1995 through July 31, 1996 or $1,500,000 in any fiscal year thereafter. In any fiscal year the Borrower and its Subsidiaries (if any) shall be entitled to add to the $1,500,000 ceiling for such fiscal year Capital Expenditures equal to one-half of the amount, if any, by which $1,500,000 exceeds the amount of Capital Expenditures which were made in the preceding fiscal year, provided that for the fiscal year commencing August 1, 1996 the applicable addition shall be one-half of the excess of $1,500,000 over the amount of Capital Expenditures made in the period from October 23, 1995 through July 31, 1996.

     18. ENVIRONMENTAL COMPLIANCE. The Borrower will advise Lenders Agent in writing of: a) all expenditures (actual or anticipated) in excess of $150,000 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on the Borrower's working capital; and
b) any notices the Borrower receives from any local, state or federal authority advising the Borrower of any environmental liability (real or potential) stemming from the Borrower's operations, its premises, its waste disposal practices, or waste disposal sites used by the Borrower and to provide each Lender with copies of all such notices if so required.

     19. TRANSACTIONS WITH AFFILIATES. Without the prior written consent of the Required Lenders, the Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any Subsidiary or affiliate of the Borrower unless such transaction shall be on an arm's-length basis on terms no less favorable to the Borrower than a transaction with a third party.

     20. ERISA NOTICES. The Borrower will deliver to Lenders Agent, if and when (but in no case less than ten (10) days from the date of such event) (i) the Borrower or any ERISA Affiliate gives or is required to give notice to the PBGC of any Reportable Event with respect to any Pension Plan, a copy of the notice of such Reportable Event; (ii) the Borrower or any ERISA Affiliate becomes obligated to contribute to a Multiemployer Plan to which such entity was not obligated to contribute on the First Closing Date, a letter of a financial officer describing such event and estimating the future contingent withdrawal liability with respect thereto; (iii) the Borrower or any ERISA Affiliate receives notice of complete or partial withdrawal liability with respect to a Multiemployer Plan or receives notice that a Multiemployer Plan may be or has been terminated, in Reorganization or Insolvency, or receives notice from the administrator of a Multiemployer Plan that indicates the existence of potential withdrawal liability under a Multiemployer Plan, a copy of such notice; (iv) the Borrower or any ERISA Affiliate receives notice from the PBGC of an intent to terminate or appoint a trustee to administer any Pension Plan or Multiemployer Plan, a copy of such notice; (v) the Borrower or any ERISA Affiliate fails to make a timely contribution to a Pension Plan which may give rise or has given rise to an accumulated funding deficiency or a lien, a letter of a financial officer describing such event; (vi) the Borrower or any ERISA Affiliate adopts or proposes to adopt an amendment which may require or requires the granting of a security interest, a letter of a financial officer describing such event;
(vii) the Borrower or any ERISA Affiliate fails to make a contribution required under the terms of an Employee Benefit Plan or Pension Plan or as required by law, which failure has a material adverse effect on such Employee Benefit Plan or Pension Plan, a letter of a financial officer describing such event; (ix) if any Pension Plan intending to qualify under section 401(a) or 401(k) of the Code fails to so qualify, a letter of a financial officer describing such event; (x) a transaction prohibited under section 4975 of the Code or section 406 of ERISA occurs resulting in liability to the Borrower or any entity which the Borrower has an obligation to indemnify, a letter of a financial officer describing such event. Upon the request of any Lender made from time to time, the Borrower will deliver a copy of the most recent actuarial report and annual report completed with respect to any Employee Benefit Plan or any other financial information the Borrower or any ERISA Affiliate has with respect to any Employee Benefit Plan.

     21. ERISA COVENANT. The Borrower will, and will cause each of its ERISA Affiliates to, maintain all Employee Benefit Plans and Pension Plans in material compliance with all applicable law, including any reporting requirements, and make all contributions due under the terms of each Pension Plan and Employee Benefit Plan or as required by law.

     22. CERTAIN NOTICES. The Borrower will notify Lenders Agent of litigation involving the Borrower or its Subsidiaries to the same extent and in the same manner in which it notifies the Subordinated Creditors of such litigation pursuant to the Investment Agreement, as amended by the First Amendment to the Investment Agreement, referred to in the definition of "Subordinated Debt" set forth in Section 1 hereof.

     SECTION 9. INTEREST, FEES, EXPENSES AND ASSIGNMENTS.

     1. INTEREST ON REVOLVING LOANS. Interest on the Revolving Loans shall be payable monthly on each Monthly Date commencing October 31, 1995, and shall be an amount equal to (a) the Chase Bank Rate plus one percent (1.0%) per annum or
(b) the LIBOR Rate for the applicable LIBOR Rate Period(s) elected by the Borrower plus three percent (3.0%) per annum on the average of the net balances owing by the Borrower to the Lenders in the Borrower's account at the close of each day during such month, but in no event in excess of the maximum amount of interest permitted by law, as the Borrower may elect with respect to all or any portion of the outstanding Revolving Loans, such election to be set forth in the Notice of Revolving Borrowing delivered pursuant to Section 3, paragraph 1(b) of this Financing Agreement or in a notice delivered pursuant to Section 9, paragraph 3 of this Financing Agreement. In the event of any change in said The Chase Manhattan Bank Rate, the rate applicable to the Revolving Loans under clause (a) above shall change, as of the first day of the month following any change, so as to remain one percent (1.00%) above the Chase Manhattan Bank Rate. All rates hereunder shall be calculated based on a 360-day year for the actual number of days elapsed. Lenders Agent shall be entitled to charge the Borrower's account at the rate provided for herein when due until all Obligations have been paid in full.

     2. INTEREST ON TERM LOAN. Interest on each of the Term Loans shall be payable monthly on each Monthly Date, commencing October 31, 1995 in the case of Term Loan I, commencing June 30, 1996 in the case of Term Loan II and January 31, 1997 in the case of Term Loan III and Term Loan IV, on the unpaid balance or on payment in full prior to maturity in an amount equal to (a) the Chase Bank Rate plus one and one-quarter of one percent (1.25%) per annum or, (b) the LIBOR Rate for the applicable LIBOR Rate Period(s) elected by the Borrower plus three and one-quarter of one percent (3.25%) per annum. In the event of any change in said Chase Bank Rate, the rate applicable to the Term Loans under clause (a) above shall change, as of the first day of the month following any change, so as to remain one and one-quarter percent (1.25%) above the Chase Bank Rate. All rates applicable to the Term Loans under clause (a) above shall be calculated based on a 360-day year for the actual number of days elapsed. Lenders Agent shall be entitled to charge the Borrower's account at the rate provided for herein when due until all Obligations have been paid in full.

     3. SUBSTITUTED INTEREST RATE AT OPTION OF BORROWER. (a) If the Borrower has elected to base all or a portion of the interest payments due pursuant to paragraphs 1 or 2 above on the Chase Bank Rate plus the appropriate percentage, then at any time during the term of this Financing Agreement and upon three (3) days' prior written notice to Lenders Agent, the Borrower may elect to substitute in whole or in part for such rate a LIBOR Rate for the applicable LIBOR Rate Period(s) elected by the Borrower plus three percent (3%) or three and one-quarter of one percent (3.25%), as applicable. Alternatively, if the Borrower has elected to base all or a portion of the interest payments due pursuant to paragraphs 1 or 2 above on a LIBOR Rate plus the appropriate percentage, then upon written notice from the Borrower received by Lenders Agent, at least three (3) days prior to the expiration of then current LIBOR Rate Period with respect to such loan, the Borrower may elect to substitute in whole or in part for such LIBOR Rate the Chase Bank Rate plus one percent (1.0%) or one and one-quarter of one percent (1.25%), as applicable.

     (b) If the Borrower has elected to base all or a portion of the interest payments due pursuant to paragraphs 1 or 2 above on the LIBOR Rate plus the appropriate percentage, or have elected to substitute in whole or in part for a Chase Base Rate a LIBOR Rate for the applicable LIBOR Rate Period(s) elected by the Borrower pursuant to paragraph 3(a) above, then at any time during the term of this Financing Agreement the Borrower may elect to substitute in whole or in part for the LIBOR Rate Period(s) then in effect with respect to any loan one or more new LIBOR Rate Period(s); provided, however, that Lenders Agent shall receive written notice from Borrower of such election at least three (3) days prior to the expiration of then current LIBOR Rate Period with respect to such loan(s); provided, further, however, that such substitution may be made only upon the expiration of then current LIBOR Rate Period with respect to such loan(s). Unless the Borrower shall elect to substitute for a LIBOR Rate Period then in effect one or more new LIBOR Rate Periods, upon the expiration of such LIBOR Rate Period, the Borrower shall be deemed to have elected a new LIBOR Rate Period of the same duration.

     (c) At any time a Default or Event of Default shall have occurred and be continuing under this Financing Agreement, the Borrower shall not have the option to elect a LIBOR Rate for any loan or advance pursuant to paragraphs 1 or 2, or this paragraph 3, and (i) any requested loan or advance, if made, shall be made at the Chase Bank Rate plus one percent (1.0%) or one and one-quarter of one percent

(1.25%), as applicable, and (ii) any loan or advance that was to have been converted to the LIBOR Rate pursuant to this paragraph 3 shall be converted to or continue at the Chase Bank Rate plus one percent (1.0%) or one and one-quarter of one percent (1.25%), as applicable, and (iii) any outstanding loan or advance accruing interest at a LIBOR Rate shall be converted, on the last day of the then current LIBOR Rate Period with respect thereto, to a loan at the Chase Bank Rate plus one percent (1.0%) or one and one-quarter of one percent (1.25%), as applicable. During the continuation of any such Default or Event of Default, no further LIBOR loans and advances shall be made hereunder by the Lenders nor shall the Borrower have the right to convert any loan or advance to the LIBOR Rate.

     4. SUBSTITUTED INTEREST RATE AT OPTION OF LENDER. In the event that (a) Lenders Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to the Borrower's election as provided herein or (b) in the event any Lender determines (which determination shall be conclusive and binding on the Borrower) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to it of maintaining or funding loans bearing interest based on such LIBOR Rate, with respect to a proposed loan or advance that the Borrower has requested be made at the LIBOR Rate, or a loan or advance that will result from the requested conversion of the Chase Bank Rate into the LIBOR Rate (any such loan or advance being herein called an "Affected Loan"), Lenders Agent shall promptly notify the Borrower (by telephone or otherwise) of such determination, confirmed in writing, to the Borrower on or prior to the requested borrowing date for such Affected Loan or the requested conversion date of such loan or advance. If Lenders Agent shall give such notice, (i) any requested Affected Loan shall be made at the Chase Bank Rate plus the appropriate percentage, (ii) any loan that was to have been converted to an Affected Loan shall be converted to or continued at the Chase Bank Rate plus the appropriate percentage and (iii) any outstanding Affected Loan shall be converted, on the last day of the then current LIBOR Rate Period with respect thereto, to a loan at the Chase Bank Rate plus the appropriate percentage. Until any such notice under clause (a) of this paragraph 4 has been withdrawn by Lenders Agent (by notice to the Borrower promptly upon Lenders Agent's having determined that such circumstances affecting the interbank LIBOR market and that adequate and reasonable means do exist for determining the LIBOR Rate) no further LIBOR loans and advances shall be made by the Lenders nor shall the Borrower have the right to convert any loans or advances to the LIBOR Rate. Until any such notice under clause (b) of this paragraph 4 has been withdrawn by Lenders Agent (by notice to the Borrower promptly upon Lenders Agent's determination that circumstances no longer render any loan or advance an Affected Loan), no further LIBOR loans or advances shall be required to be made by the Lenders nor shall the Borrower have the right to convert any loan or advance of the Lenders to the LIBOR Rate.

     The Borrower shall pay Lenders Agent a processing fee in amount equal to $500 upon the effective date of each election by the Borrower of the LIBOR Rate (the "LIBOR Rate Election Fee").

     5. ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain any LIBOR loans or advances as contemplated by this Financing Agreement, (a) the commitment of such Lender hereunder to make or continue LIBOR loans and advances, shall forthwith be suspended and (b) such Lender's loans and advances, then outstanding at the LIBOR Rate affected hereby, if any, shall be converted automatically to the Chase Bank Rate plus the applicable percentage on the last day of then current LIBOR Rate Period applicable thereto or within such earlier period as required by law. If the commitment of any Lender with respect to any LIBOR loans or advances is suspended pursuant to this paragraph and such Lender shall notify the Borrower that it is once again legal for such Lender to make or maintain LIBOR loans and advances, such Lender's commitment to make or maintain such LIBOR loans and advances shall be reinstated.

     6. INCREASED COSTS. In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any governmental authority charged with the administration thereof or compliance by any Lender (or any corporation directly or indirectly owning or controlling such Lender) with any request or directive from any central bank or other governmental authority, agency or instrumentality:

     (a) does or shall subject such Lender to any tax of any kind whatsoever with respect to any loans or advances or its obligations under this Financing Agreement to make loans or advances, or changes the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder in respect of its loans or advances (except for imposition of, or change in the rate of, tax on the overall net income of such Lender, other than a tax imposed solely or primarily on United States branches or subsidiaries of foreign corporations); or

     (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisitions of funds by, any office of such Lender in respect of its loans or advances which is not otherwise included in the determination of the applicable rate or rates of interest hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its loans or advances hereunder or its commitment to make such loans or advances, or to reduce any amount receivable hereunder in respect of its loans and advances, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduction in such amount receivable which such lender deems to be material as determined by such Lender. No failure by any Lender to demand compensation for any increased cost shall constitute a waiver of such Lender's right to demand such compensation at any time; provided, however, that such Lender shall notify the Borrower of any such increased cost within ninety (90) days after the officer of such Lender having primary responsibility for this Financing Agreement has obtained knowledge of such increased cost. A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to the Borrower shall be conclusive absent manifest error.

     7. INDEMNIFICATION FOR LOSS. Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow on a borrowing date after it shall have given notice to do so in which it shall have requested the LIBOR Rate pursuant to the terms hereof, or if a LIBOR loan or advance shall be terminated for any reason prior to the last day of the LIBOR Rate Period applicable thereto, or if, while a LIBOR loan or advance is outstanding, any repayment or prepayment of such LIBOR loan or advance is made for any reason (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the LIBOR Rate Period applicable thereto, the Borrower agrees to indemnify any Lender against, and to pay on demand directly to such Lender, any loss or expense suffered by such Lender as a result of such failure to borrow, termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

                                  A x (B-C) x D
                                             ---
                                             360

where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the LIBOR Rate (expressed as a decimal), applicable to such Loan;

"C" equals the applicable LIBOR Rate (expressed as a decimal), in effect on or about the first day of the applicable Remaining LIBOR Rate Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an LIBOR Rate Period equal approximately to the applicable Remaining LIBOR Rate Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remaining LIBOR Rate Period to but excluding the last day of such Remaining LIBOR Rate Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in liquidating deposits prior to maturity in amounts which correspond to such Lender's pro rata share of such proposed borrowing, terminated LIBOR loan or advance or repayment.

     8. OPTION TO FUND. Each Lender has indicated that, if the Borrower elects to borrow or convert to the LIBOR Rate, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of such LIBOR loans or advances during the LIBOR Rate Period in question; it being understood that the provisions of this Financing Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such LIBOR Loan and any amounts owing under this Section 9, paragraphs 1, 2, 3, 6, and 7. Each Lender shall be entitled to fund and maintain its fundings of all or any part of each LIBOR loan or advance made by it in any manner it sees fit, but all determinations under this Section 9, paragraphs 1, 2, 3, 6, and 7 shall be made as if such Lender had actually funded and maintained such LIBOR Rate during the applicable LIBOR Rate Period through the purchase of deposits in an amount equal to such LIBOR Rate and having a maturity corresponding to such LIBOR Rate Period. The obligations of the Borrower under this Section 9, paragraphs 1, 2, 3, 6 and 7 shall survive the termination of the Revolving Line of Credit and the payment of the Obligations hereunder.

     9. CAPITAL ADEQUACY. (a) If either (i) the introduction of, the adoption or effectiveness of or any change or phasing in of any law or regulation or in the interpretation thereof by any United States or foreign governmental authority charged with the administration thereto, (ii) compliance with any directive, guideline, decision or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the First Closing Date, or (iii) compliance with the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12

C.F.R., Parts 208 and 225, or of the Comptroller of the Currency, Department of Treasury, as set forth in 12 C.F.R., Part 3 or similar legislation, rules, guidelines, directives or regulations issued by any United States or foreign governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender (or any lending office of any Lender) or any corporation directly or indirectly owning or controlling any Lender, and such Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Lender's capital or the asset value to such Lender of any loan or advance made by such Lender as a consequence, directly or indirectly, of its obligations to make and maintain the funding of loans and advances hereunder to a level below that which such Lender could have achieved but for such introduction, change or compliance (after taking into account such Lender's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate such Lender for such reduction in the rate of return. A certificate as to such amounts submitted to the Borrower and by any Lender setting forth the determination of such amounts that will compensate such Lender for such reductions shall be presumed correct absent manifest error.

     (b) If any Lender requests compensation pursuant to paragraph 6(a), the Borrower may require that such Lender transfer all of its right, title and interest under this Financing Agreement to any commercial bank (having undivided capital and surplus of no less than $1,000,000,000) identified by the Borrower, pursuant to an assignment and acceptance agreement, if such bank (a "Proposed Lender") agrees to assume all of the obligations of such Lender hereunder and under any other documents entered into by such Lender in connection with this Financing Agreement for consideration equal to the sum of (i) the outstanding principal amount of such Lender's pro rata share of loans and advances hereunder, (ii) accrued interest on such loans and advances to the date of such transfer, and (iii) all other amounts payable hereunder to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under paragraph 6(a) as if all of such Lender's loans and advances were being prepaid in full on such date). Subject to the approval of such Proposed Lender in the reasonable discretion of such Lender, and such assignment and acceptance agreement, such Proposed Lender be a "Lender" for all purposes hereunder.

     10. OUT-OF-POCKET EXPENSES. The Borrower shall reimburse or pay the Lender and the Lenders Agent, as the case may be, for all Out-of-Pocket Expenses of the Lender and the Lenders Agent on the Second Closing Date.

     11. LINE OF CREDIT FEE. Upon each Monthly Date, commencing with the month in which the First Closing Date occurs, the Borrower shall pay the Lender the Line of Credit Fee.

     12. LOAN FACILITY FEE. To induce CITBC to enter into this Amended and Restated Financing and Security Agreement and to extend to the Borrower the Revolving Loan and the Term Loans, the Borrower shall pay to CITBC a Loan Facility Fee in the amount of $120,000 payable on the Second Closing Date.

     13. COLLATERAL MANAGEMENT FEE. On the Second Closing Date, the Borrower shall pay the increase in the Collateral Management Fee effective as of the Second Closing Date ($8,334) to Lenders Agent to cover the period from the Second Closing Date to the next anniversary date of the First Closing Date and thereafter the Collateral Management Fee will be paid on each anniversary of the First Closing Date.

     14. LIBOR RATE ELECTION FEE. In connection with paragraph 4 of this Section 9, the Borrower shall pay Lenders Agent the LIBOR Rate Election Fee.

     15. LETTER OF CREDIT GUARANTY FEE. The Borrower shall pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to two percent (2%) per annum, payable monthly in arrears, on the maximum amount drawable from time to time under Letters of Credit.

     16. MISCELLANEOUS FEES. The Borrower shall pay Lenders Agent's standard charges for, and the fees and expenses of, the Lenders Agent personnel used by Lenders Agent for reviewing the books and records of the Borrower and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral; provided, however, that the foregoing shall not be payable until the occurrence of and during the continuance of an Event of Default.

     17. CHARGE TO BORROWER'S ACCOUNT. The Borrower hereby authorize Lenders Agent to charge the Borrower's accounts with Lenders Agent or any Lender with the amount of all payments due hereunder as such payments become due. The Borrower confirms that any charges which Lenders Agent may so make to the Borrower's account as herein provided will be made as an accommodation to the Borrower and solely at Lenders Agent's discretion.

     18. ASSIGNMENTS AND PARTICIPATIONS. (A) Each Lender may assign its rights and delegate its obligations under this Financing Agreement and further may assign, or sell participations in, all or any part of the Obligations, the Revolving Line of Credit, the Term Loans, and any other interest herein or therein to any affiliate or to one or more other Persons. The Borrower acknowledges that in assigning or selling participations of any of its interests under this Financing Agreement, such Lender may grant to such participant certain rights which would require the participant's consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement.

     (B) The Borrower authorizes each Lender to disclose to any participant or purchasing lender (each, a "Transferee") and any bona fide prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its affiliates prior to entering into this Financing Agreement.

     (C) In the case of an assignment authorized under this paragraph 17, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a party hereunder and the assigning party shall be relieved of its obligations hereunder with respect to its Revolving Line of Credit, or Term Loans commitment or assigned a portion thereof on and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment permitted hereunder will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender under this Financing Agreement.

     (D) The Borrower may not assign or transfer any of its rights or obligations hereunder.

     SECTION 10. POWERS

     The Borrower hereby authorizes Lenders Agent or any person or agent Lenders Agent may designate as its attorney-in-fact, at the Borrower's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Borrower's Obligations to Lenders Agent and the Lenders have been paid in full:

          (A) To receive, take, endorse, sign, assign and deliver, all in the name of Lenders Agent or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

          (B) To receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lenders Agent may designate;

          (C) To request from customers indebted on Accounts at any time, in the name of Lenders Agent or the Borrower or that of Lenders Agent's designee, information concerning the amounts owing on the Accounts;

          (D) To transmit to customers indebted on Accounts notice of Lenders Agent's interest therein and to notify customers indebted on Accounts to make payment directly to Lenders Agent for the Borrower's account; and

          (E) To take or bring, in the name of Lenders Agent or the Borrower, all steps, actions, suits or proceedings deemed by Lenders Agent necessary or desirable to enforce or effect collection of the Accounts.

     Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of and during the continuance of an Event of Default.

     SECTION 11. EVENTS OF DEFAULT AND REMEDIES

     1. Notwithstanding anything hereinabove to the contrary, the Lenders may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

          (A) cessation of the business of the Borrower or the calling of a meeting of the creditors of the Borrower for purposes of compromising the debts and obligations of the Borrower;

          (B) the Borrower shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed;

          (C) any involuntary case, proceeding or other action against the Borrower shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;

          (D) any representation or warranty contained herein shall prove to have been false in any material respect when made (other than those referred to in sub-paragraph (f) below) or in any other written agreement including, without limitation, any Loan Document or any document delivered by the Borrower to Lenders Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby;

          (E) breach by the Borrower of any covenant in this Financing Agreement (other than those referred to in sub-paragraph (f) below) or in any other written agreement between the Borrower and the Lenders or Lenders Agent including, without limitation, any Loan Document, or any other document delivered by the Borrower to the Lenders or Lenders Agent in connection herewith or therewith or the transactions contemplated hereby or thereby, if such breach shall not have been remedied within thirty (30) days after such breach;

          (F) breach by the Borrower of any warranty, representation or covenant of Section 3, paragraphs 3 (other than the third sentence of paragraph 3);
     Section 6, Paragraphs 3 or 4; Section 8, Paragraphs 1, 5(a) or (b), 6, or 9 through 16;

          (G) failure of the Borrower to pay when due i) any of the principal of the Revolving Credit Loans or Term Loans, or ii) to pay any of the interest on the Revolving Credit Loans or any of the Term Loans within five (5) business days of the due date thereof or (iii) to reimburse CITBC on any Letter of Credit Guaranty when requested by CITBC; provided, however, that nothing contained herein shall prohibit Lenders Agent from charging such amounts to the Borrower's account on the due date thereof;

          (H) (i) a default by the Borrower shall have occurred and be continuing in any payment of principal of or interest on any other obligation for borrowed money (or any obligation or obligations under a conditional sale or other title retention agreement or any obligation or obligations issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $250,000 or more or (ii) a default by the Borrower shall have occurred and be continuing in the performance of any other agreement, term or condition contained in any agreement under which any such obligation referred to in clause (i) is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee on behalf of such holder or holders) to cause, such obligation or obligations to become due prior to its or their stated maturity in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $250,000 or more;

          (I) The Borrower or any other person engages in a transaction in connection with which the Borrower or any entity which the Borrower has an obligation to indemnify, could be subject to liability for either a civil penalty assessed pursuant to section 502 of ERISA or a tax imposed by section 4975 of the Code; an accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived, exists with respect to any Pension Plan; a lien arises or security interest is granted with respect to any Pension Plan; a Pension Plan is terminated; a Reportable Event occurs or proceedings commence to terminate or to have a trustee appointed to terminate any Pension Plan which Reportable Event or commencement of proceedings or appointment is, in the reasonable opinion of the Required Lenders, likely to result in the termination of any such Pension Plan; the Borrower or any ERISA Affiliate incurs or is likely to incur any liability in connection with a withdrawal from or the Insolvency, Reorganization or termination of a Multiemployer Plan or with respect to section 515 of ERISA; or any other similar event or condition shall occur or exist with respect to any Employee Benefit Plan;

          (J) without the prior written consent of all the Lenders, the Borrower shall x) amend or modify the Subordinated Debt or y) make any payment on account of the Subordinated Debt except as permitted herein;

          (K) if the Borrower fails to cause the County, promptly after the Second Closing Date, to convey directly to the Borrower the fee interest in the Fremont Property, as hereinafter defined;

          (L) if the Borrower fails to perform any one or more of the following actions, simultaneously with the transfer of the Fremont Property, as hereinafter defined, from the County of Sandusky, Ohio to the Borrower:

          (I) execute, deliver and cause to be filed in the appropriate recorder's office a confirmatory spreader agreement as contemplated by
     Section 1.10(c) of that certain leasehold mortgage between the Borrower and CITBC dated as of the date hereof with respect to the real property located in Fremont, Ohio (the "Fremont Property"); or

          (II) deliver to Lenders Agent an ALTA Lender's Fee Title Policy 1992 containing exceptions and requirements satisfactory to Required Lenders in their sole discretion; or

          (III) deliver to Lenders Agent an opinion from Ohio counsel, in the form previously approved by the Required Lenders, opining that the confirmatory spreader agreement referenced in clause (i) above has been duly authorized, executed and delivered and that such confirmatory spreader agreement is enforceable in accordance with its terms.

     2. Upon the occurrence and continuation of a Default and/or an Event of Default, at the option of the Lenders, all loans and advances provided for in
Section 3, paragraph 1 of this Financing Agreement shall be thereafter in the Lender's sole discretion and the obligation of the Lenders or CITBC, as the case may be, to make Revolving Loans and/or assist in opening Letters of Credit shall cease, and at the option of the Required Lenders upon the occurrence and continuation of an Event of Default: i) all Obligations shall become immediately due and payable; provided, however, that Lenders Agent has given the Borrower written notice of the Event of Default; provided, further, however, that no notice is required if the Event of Default is an Event of Default listed in paragraph 1(b) or 1(c) of this Section 11; ii) the Lenders may charge the Borrower the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 9, paragraphs 1, 2, 3 and 4 of this Financing Agreement; and iii) the Lenders may immediately terminate this Financing Agreement upon notice to the Borrower; provided, however, that no notice of termination is required if the Event of Default is the Event listed in paragraph 1(b) or 1(c) of this Section 11. The exercise of any option is not exclusive of any other option which may be exercised at any time by the Lenders.

     3. Immediately upon the occurrence of any Event of Default and as long as such Event of Default is continuing, Lenders Agent may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or Lenders Agent may use, at the Borrower's expense, such of the Borrower's personnel, supplies or space at the Borrower's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Borrower or Lenders Agent, and generally shall have all other rights respecting said Accounts, including, without limitation, the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Borrower or Lenders Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement to the extent permitted by applicable law, at public or private sale, for cash, on credit or otherwise, at Lenders Agent's sole option and discretion, and Lenders Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrower to the extent permitted by law;
(d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory and Equipment without judicial process, and to enter any premises where any Inventory and Equipment may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. Lenders Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Borrower or Lenders Agent, or in the name of such other party as Lenders Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as Lenders Agent in its sole discretion may deem advisable, and Lenders Agent and the Lenders shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lenders Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lenders Agent shall deem appropriate. The Borrower agrees, at the request of Lenders Agent, to assemble the Inventory and Equipment and to make it available to Lenders Agent at premises of the Borrower or elsewhere and to make available to Lenders Agent the premises and facilities of the Borrower for the purpose of Lenders Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days' notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from Lenders Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by Lenders Agent to the payment of the Obligations, whether due or to become due, in such order as Lenders Agent may elect, and the Borrower shall remain liable to Lenders Agent for any deficiencies, and Lenders Agent in turn agrees to remit to the Borrower or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Mortgages shall govern the rights and remedies of Lenders Agent thereto.


     SECTION 12. TERMINATION

     Except as otherwise permitted herein, the Borrower or the Lenders may terminate this Financing Agreement and the Revolving Line of Credit only as of the Final Maturity Date or any anniversary date of the Final Maturity Date and then only by giving the other at least sixty (60) days' prior written notice of termination. Notwithstanding the foregoing, the Lenders may terminate the Financing Agreement immediately upon the occurrence of an Event of Default; provided, however, that if the Event of Default is an event listed in Section 11, paragraph 1(b) or 1(c) of this Financing Agreement, the Lenders may regard the Financing Agreement as terminated and notice to that effect is not required. This Financing Agreement, unless terminated as herein provided, shall automatically continue from year to year after the Final Maturity Date. Notwithstanding the foregoing, the Borrower may terminate this Financing Agreement and the Revolving Line of Credit at any time upon sixty (60) days' prior written notice to each of the Lenders; provided, however, that the Borrower pay to the Lender immediately on demand, an Early Termination Fee, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 11 hereof and, pending a final accounting, Lenders Agent and each of the Lenders may withhold any balances in the Borrower's account (unless supplied with an indemnity satisfactory to all the Lenders) to cover all of the Borrower's Obligations, whether absolute or contingent. All of Lenders Agent's and each Lender's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


     SECTION 13. INDEMNIFICATION

     In addition to the payment of expenses pursuant to Section 9 of this Financing Agreement, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold Lenders Agent and each Lender and the officers, directors, partners, employees, agents, affiliates and attorneys of Lenders Agent and each Lender (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of attorneys and accountants for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by the Borrower or by any other Person as against Lenders Agent or such Lender or any other Person, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of a Default or Event of Default under this Financing Agreement or (except to the extent provided for or limited elsewhere in this Financing Agreement) the consummation of the transactions contemplated hereby, the use or intended use of the proceeds of the Revolving Loans and the Term Loans or the exercise of any right or remedy hereunder, including, without limitation, any obligations which may become due and payable after the termination of this Financing Agreement (the "Indemnified Liabilities"); provided, however, that the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of any Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

     SECTION 14. MISCELLANEOUS

     1. The Borrower hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of Lenders Agent or any Lender or the Borrower to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Lenders Agent or any Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

     2. This Financing Agreement and the documents executed and delivered in connection therewith constitute the entire agreement between the Borrower and the Lenders Agent and the Lenders; supersede any prior agreements; can be amended, modified or supplemented only by a writing signed by the Borrower and the Lenders Agent and the Lender; and shall bind and benefit the Borrower and the Lenders Agent and the Lenders and their respective successors and assigns.

     3. In no event shall the Borrower, upon demand by the Lenders Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, no Lender shall ever be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If any Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

     4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

     5. (a) THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FINANCING AGREEMENT, OR ANY OF THE OTHER DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS FINANCING AGREEMENT, TO WHICH THE BORROWER IS A PARTY, AND THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE BORROWER AND EACH LENDER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

     (b) THE BORROWER AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE BORROWER, OR SUCH LENDER, AS THE CASE MAY BE, AT THE ADDRESS PROVIDED HEREIN FOR NOTICES.

     6. (a) The obligations of the Borrower hereunder and under the other loan documents shall be construed as continuing, absolute and unconditional without regard to (and the Borrower hereby waives any right or claim it may have with respect to) (a) the validity or enforceability of this Financing Agreement, or any other loan document at any time or from time to time held by the Lenders Agent or any Lender, as against or with respect to the Borrower, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Lenders Agent or any Lender, or
(c) any other circumstances whatsoever which constitute, or might be construed to constitute, an equitable or legal discharge of the Borrower hereunder, in bankruptcy or in any other instance. When Lenders Agent or any Lender is pursuing rights and remedies hereunder against the Borrower, Lenders Agent or such lender, as the case may be, may, but shall be under no obligation to, pursue such rights and remedies as it may have against another person or against any collateral security or guaranty or any right of offset with respect thereto, and any failure by Lenders Agent or such Lender, as the case may be, to pursue such other rights or remedies or to collect any payments from such other Borrower or person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of such other person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lenders Agent or such Lender, as the case may be, against the Borrower.

     (b) The obligations of the Borrower hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time any payment of, by or for the Borrower is rescinded or must otherwise be restored or returned by Lenders Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

     7. The Borrower authorizes and Lenders Agent and each of the Lenders shall have the right, upon five (5) business days' prior written notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of Lenders Agent or any Lender or the Collateral the Obligations due and payable to Lenders Agent or any of the Lenders; provided, however, that if an Event of Default has occurred and is continuing, Lenders Agent and each of the

Lenders shall not be required to give notice prior to the exercise of their rights set forth in this paragraph 7.

     8. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

         (A)  if to CITBC, at:

              The CIT Group/Business Credit, Inc.
              1211 Avenue of the Americas
              21st Floor
              New York, New York 10036
              Telecopy Number:  (212) 536-1285
              Attn:  Edward Hirschfield

         (B)  if to the Borrower, at:

              DeVlieg-Bullard, Inc.
              One Gorham Island
              Westport, Connecticut
              Attn:  Mr. Lawrence Murray
              Telecopy:  (203) 221-0780

              with a copy to:

              Bass, Berry & Sims
              First American Center
              Nashville, TN  37238
              Attn:  J. Page Davidson
              Telecopy:  (615) 742-6293

or to such other address as any party may designate for itself by like notice.

     9. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     10. All representations, warranties and indemnities contained herein or made in writing by the

Borrower in connection herewith shall survive the execution and delivery of this Financing Agreement, for so long as any Obligations remain outstanding, unless otherwise stated herein, regardless of any investigation made by Lenders Agent or any Lender or on behalf of Lenders Agent or any Lender.

     11. All covenants and agreements contained in this Financing Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     12. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Financing Agreement required to be satisfactory to any or all of the Lenders, the determination of such satisfaction shall be made by such Lender in its sole and exclusive judgment exercised in good faith.

     13. The descriptive headings of the several paragraphs of this Financing Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Financing Agreement.

     14. This Financing Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Financing Agreement to produce or account for more than one such counterpart.

     15. If the date for making any payment or the last date for performance of any or the exercising of any right, as provided in this Financing Agreement (other than in connection with any Term Loan or any Revolving Loan for which a LIBOR Rate Period is selected), shall not be a business day, such payment may be made or act performed or right exercised on the next succeeding business day, with the same force and effect as if done on the nominal date provided in this Financing Agreement, except that interest shall accrue and be payable for the period after such nominal date.

     16. The Borrower will hold Lenders Agent and each Lender harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with this Financing Agreement, the Revolving Loans Promissory Note, the Term Loan Notes or the transactions contemplated hereby or thereby.

     17. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Financing Agreement and the consummation of the transactions contemplated hereby.

     18. All of the obligations of the Borrower hereunder shall survive the repayment of principal and interest under any loans or advances made or issued hereunder.

     SECTION 15. AGENCY

     1. THE LENDERS AGENT. Each Lender hereby irrevocably designates and appoints CITBC as Lenders Agent for the Lender(s) under this Financing Agreement and any Loan Document and irrevocably authorizes CITBC as Agent for such Lender, to take such action on its behalf under the provisions of the Financing Agreement and all Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Lenders Agent by the terms of the Financing Agreement and all Loan Documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, Lenders Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Financing Agreement, any other Loan Document.

     2. DELEGATION OF DUTIES. Lenders Agent may execute any of its duties under this Financing Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

     3. EXCULPATORY PROVISIONS. Neither Lenders Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with the Financing Agreement or any other Loan Document (except for its or such person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lender(s) for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in the Financing Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Lenders Agent under or in connection with, the Financing Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Agreement or any other Loan Document or for any failure of Borrower to perform its obligations thereunder. Lenders Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Financing Agreement or any other Loan Document or to inspect the properties, books or records of Borrower.

     4. RELIANCE BY LENDERS AGENT. Lenders Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, an opinion of counsel to any Borrower or Guarantor), independent accountants and other experts selected by Lenders Agent. Lenders Agent shall be fully justified in failing or refusing to take any action under the Financing Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Lenders Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Financing Agreement or any other Loan Document in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lender(s).

     5. NOTICE OF DEFAULT. Lenders Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Lenders Agent has received written notice from a Lender or Borrower describing such Default or Event of Default. In the event that Lenders Agent receives such a notice, Lenders Agent shall promptly give notice thereof to the Lender(s). Lenders Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Lenders Agent shall have received such direction, Lenders Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking any such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lender(s).

     6. NON-RELIANCE ON LENDERS AGENT AND OTHER LENDER(S). Each Lender expressly acknowledges that neither Lenders Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by Lenders Agent hereinafter taken, including any review of the affairs of Borrower shall be deemed to constitute any representation or warranty by Lenders Agent to any Lender. Each Lender represents to Lenders Agent that it has, independently and without reliance upon Lenders Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to enter into this Financing Agreement and any other Loan Document. Each Lender also represents that it will, independently and without reliance upon Lenders Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing

Agreement or any other Loan Document and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of Borrower. Lenders Agent, however, shall provide the Lender(s) with copies of all financial statements, projections and business plans which come into the possession of Lenders Agent or any of its officers, employees, agents or attorneys-in-fact.

     7. INDEMNIFICATION. The Lender(s) agree to indemnify Lenders Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Lenders Agent in any way relating to or arising out of the Financing Agreement, any other Loan Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Lenders Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Lenders Agent's gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations.

     8. LENDERS AGENT IN ITS INDIVIDUAL CAPACITY. Lenders Agent may make loans to, and generally engage in any kind of business with Borrower as though Lenders Agent were not Lenders Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, Lenders Agent shall have the same rights and powers, duties and liabilities under the Financing Agreement as any Lender and may exercise the same as though it were not Lenders Agent and the "Lender" and "Lenders" shall include Lenders Agent in its individual capacity.

     9. SUCCESSOR LENDERS AGENT. Lenders Agent may resign as Lenders Agent upon 30 days' notice to the Lender(s) and such resignation shall be effective upon the appointment of a successor Lenders Agent. If Lenders Agent shall resign as Lenders Agent, then the Required Lenders shall, appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of Lenders Agent and the term "Lenders Agent" shall mean such successor agent effective upon its appointment, and the former Lenders Agent's rights, powers and duties as Lenders Agent shall be terminated, without any other or further act or deed on the part of such former Lenders Agent or any of the parties to this Financing Agreement. After any retiring Lenders Agent's resignation hereunder as Lenders Agent the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Lenders Agent.

     10. AMENDMENTS CONCERNING AGENCY FUNCTION. Lenders Agent shall not be bound by any waiver, amendment, supplement or modification of this Financing Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

     11. LIABILITY OF LENDERS AGENT. Lenders Agent shall not have any liabilities or responsibilities to the Borrowers on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

     12. TRANSFER OF AGENCY FUNCTION. Without the consent of Borrower or any Lender, Lenders Agent may at any time or from time to time transfer its functions as Lenders Agent hereunder to any of its offices wherever located within the U.S., provided that Lenders Agent shall promptly notify the Borrowers and the Lender(s) thereof.

     13. WITHHOLDING TAXES. Each Lender will furnish to Lenders Agent and to Borrower such forms, certifications, statements and other documents as Lenders Agent or Borrower may request from time to time to evidence such Lender's exemption from withholding taxes imposed by any jurisdiction or to enable Lenders Agent or Borrower to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Lender is not created or organized under the laws of the United States of America or any state thereof, such Lender will furnish to Lenders Agent and to Borrower two copies of (i) Form 4224 or

Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender's complete exemption from United States withholding taxes with respect to any payments of interest made hereunder in respect of any loan or such Lender's commitment to may any loan hereunder and (ii) new Forms 4224 or 1001, as applicable, or any successor forms thereto, upon the expiration or obsolescence of any previously entered form.

     SECTION 16. PARTICIPATIONS

     1. PARTICIPATIONS IN LETTER OF CREDIT GUARANTIES. Subject to the terms and conditions hereinafter set forth in this Section 16, CITBC hereby agrees to sell and each Lender hereby agrees to purchase a participation ("Participation") from CITBC in each Letter of Credit Guaranty to the extent of its Share (as such percentage may be reduced or otherwise modified from time to time in accordance with the terms of this Section 16).

     Subject to the first paragraph of this Section, each Lender hereby irrevocably and unconditionally agrees to purchase and CITBC hereby agrees to sell and transfer to each Lender, an undivided fractional interest equal to such Lender's Share in each Letter of Credit Guaranty upon issuance thereof and each draw thereunder upon such drawing and the obligations of Borrower in respect of each such Letter of Credit Guaranty.

     Each Lender will be entitled to receive its Share of all Letter of Credit Guaranty Fees paid by Borrower to CITBC. CITBC shall pay each Lender its Share of each Letter of Credit Guaranty Fee within 5 days of receipt by CITBC of such Fee.

     2. SHARING IN COLLATERAL. In addition to the foregoing, each Lender hereby purchases, and CITBC hereby sells to each Lender, an undivided fractional interest equal to such Lender's Share in the Collateral and all the other Loan Documents.

     3. RELATIONSHIP FORMED. The relationship between CITBC (in its capacity as seller of Participations pursuant to this Section 16) and each Lender (in its capacity as purchaser of Participations pursuant to this Section 16) is and shall be that of a purchaser and seller of a property interest and not a creditor-debtor relationship or joint venture.

     4. PROCEDURES. Whenever a draw shall be made under a Letter of Credit Guaranty and Borrower shall fail to reimburse CITBC therefor in accordance with this Agreement, CITBC will promptly notify each Lender regarding such draw as follows: (1) the date of such draw, and (2) the amount of such draw. Although CITBC shall be responsible for paying each such draw on each Letter of Credit Guaranty, each Lender shall bear its Share of the credit risk associated with each such draw. Accordingly, in the event that the amount of any such draw is not paid in full by or on behalf of Borrower when required in accordance with the terms of this Financing Agreement, for any reason, CITBC shall give prompt notice by telephone (promptly confirmed in writing) or telex to each Lender of such event. Upon receipt of such telephone or telex notice, each Lender shall cause to be transmitted to CITBC, to an account specified by CITBC an amount in immediately available funds equivalent to its Share of such draw or payment.

     5. COLLECTIONS AND REMITTANCES. Whenever CITBC receives any payment, interest, reimbursement, collection, or recovery on account of a Letter of Credit Guaranty whether from Borrower, the Collateral, or otherwise, it shall allocate such receipts between each Lender and CITBC pro rata, with each such Lender's percentage of the principal amount based on its Share.

     6. RETURN OF PAYMENTS. If any payment received by CITBC, as the case may be, and distributed or credited to a Lender is later rescinded or is otherwise returned by CITBC, as the case may be, for whatever reason (including, without limitation, settlement of an alleged claim), each such Lender, upon demand by CITBC, shall immediately pay to CITBC, such Lender's Share of the principal amount so returned plus interest and/or commission on such amount at the rate required to be paid by CITBC. The covenants contained in this paragraph shall survive the termination of this Financing Agreement.

     7. SHARING OF SETOFFS AND COLLECTIONS. Each Lender agrees that to the extent any payment is received by it on any of Borrower's obligations under a Letter of Credit Guaranty, whether by counterclaim, setoff, banker's lien, by realizing on Collateral or otherwise and such payment results in such Lender receiving a greater payment than it would have been entitled to under paragraph 5 above had the total amount of such payment been paid directly to CITBC, for disbursement according to that paragraph, then such Lender shall immediately purchase for cash from CITBC, an additional Participation and a participation from the other Lenders in such Letter of Credit Guaranty, (subject to the same terms and conditions provided for herein), sufficient in amount so that such payment shall effectively be shared pro rata with CITBC, and the other Lenders in accordance with the amount, and to the extent, of their respective interests in the Letter of Credit Guaranties; provided, however, that if all or any portion of such payment is thereafter recovered from such Lender at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery, but without interest or other return thereof.

     8. INDEMNIFICATION; COSTS AND EXPENSES. To the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so, each Lender agrees to reimburse CITBC, against, and hold CITBC, harmless from, on demand, to the extent of each such Lender's Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever (including, without limitation, disbursements necessary, in the judgment of CITBC, to preserve or protect the Collateral), that may at any time be imposed on, incurred by, or asserted against CITBC, in any way relating to this Financing Agreement, a Letter of Credit, the Letter of Credit Guaranties or any other Loan Document or other instrument relating to any of the foregoing, or the transactions contemplated thereby and hereby, or any action taken or omitted by CITBC, under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from CITBC's, gross negligence or willful misconduct. The covenants contained in this paragraph 8 shall survive the termination of this Financing Agreement.

     9. ADMINISTRATION; STANDARD OF CARE. CITBC will administer each Letter of Credit Guaranty and Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances. CITBC shall be entitled to use its discretion in taking or refraining from taking any actions in connection with any of the foregoing as if it were the sole party involved in any of the foregoing and no Participations existed.

     Each Lender acknowledges that its Participations hereunder are without recourse to CITBC and that each such Lender expressly assumes all risk of loss in connection with its Participation in the Letter of Credit Guaranties, as if such Lender had directly provided such Letter of Credit Guaranty. CITBC shall have no liability express or implied, for any action taken or omitted to be taken by CITBC or for any failure or delay in exercising any right or power possessed by CITBC, under any of the Loan Documents except for actual losses, if any, suffered by any Lender that are proximately caused by CITBC's gross negligence or willful misconduct. Without limiting the foregoing, CITBC (1) may consult with legal counsel, independent public accountants, appraisers, and other experts, selected by CITBC and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (2) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, telecopy, TWX, or other telecommunication device) believed by CITBC to be genuine and correct and to have been signed, sent, or made by the proper person,
(3) makes no warranty or representation of any kind of character relating to Borrower, or the Collateral, and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents, (4) makes no warranty or representation as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents, for any failure by Borrower or any Person to perform its obligations thereunder, for Borrower's use of the proceeds therefrom, or for the preservation of the Collateral or the loss, depreciation, or release thereof, (5) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by CITBC, or any Lender in connection with, or otherwise referred to in, any of the Loan Documents, and (6) shall not be required to make any inquiry concerning the observance or performance of any agreement contained in, or conditions of, any of the Loan Documents, or to inspect the property, books, or records of Borrower or any Person.

     Notwithstanding the provisions of the first paragraph of this paragraph 9, CITBC agrees that it will not knowingly take any of the following actions without the written consent of each Lender: (1) extend the time of payment on Borrower's obligations to CITBC with respect to any of the Letter of Credit Guaranties for more than thirty (30) days after any due date or (2) reduce the fees charged for the Letter of Credit Guaranties. CITBC shall be fully justified in failing or refusing to take any action under any of the Loan Documents unless it shall first receive such advice or concurrence of the Lenders as CITBC shall deem appropriate.

     CITBC may lend money to, accept deposits from, and generally engage in any kind of business with Borrower as freely as though no Participations had been granted to a Lender.

     10. INDEPENDENT INVESTIGATION BY THE LENDERS. Each Lender acknowledges (1) that it has made an informed judgment with respect to the desirability of purchasing Participations in the Letter of Credit Guaranties, (2) that CITBC has not made any representations or warranties to such Lender and that no prior or future act by CITBC shall be deemed to constitute a representation or warranty of CITBC and (3) that such Lender has independently, without reliance upon CITBC, and based on such information as such Lender has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial condition, and general creditworthiness of the Borrower, made its own analysis of the value and Lien status of any Collateral, and made its own decision to execute this Financing Agreement and thereby purchase Participations in accordance with this Financing Agreement. Each Lender agrees that, independently and without reliance upon CITBC or any representations or statements of CITBC, and based on such information as such Lender deems appropriate at the time, it will continue to make and rely upon its own credit analysis and decisions in taking or not taking any action under this Article 16 or any of the Loan Documents.


                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above. This Financing Agreement shall take effect as of the date set forth above after being accepted below by an officer of CITBC after which, CITBC shall forward to the Borrower a fully executed original for its files.

                                            Lender:

                                            THE CIT GROUP/BUSINESS CREDIT, INC.


                                            By \s\ Frank Grimaldi
                                               -------------------------------
                                               Name:  Frank Grimaldi
                                               Title: Vice President


                                            Borrower:

                                            DEVLIEG-BULLARD, INC.


                                            By /s/ William O. Thomas
                                               -------------------------------
                                               Name:   William O. Thomas
                                               Title:  President and Chief
                                                         Executive Officer


                                            Lenders Agent:

                                            THE CIT GROUP/BUSINESS CREDIT, INC.


                                            By /s/ Frank Grimaldi
                                               -------------------------------
                                               Name:   Frank Grimaldi
                                               Title:  Vice President